UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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 M.D.C. Holdings, Inc.

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M.D.C. HOLDINGS, INC.
4350 South Monaco Street, Suite 500
Denver, Colorado 80237

March 2, 2022

Dear Fellow Shareholders,

On behalf of the Board of Directors, I would like to express my appreciation for your investment in the Company.

I am pleased with our performance in 2021, especially as the Company continued to face challenges presented by the COVID-19 pandemic, including material shortages and rising building costs. I am particularly proud of the efforts of our employees throughout the year, who worked tirelessly with our subcontractors through difficult conditions to deliver nearly 10,000 homes to our valued customers.

From a financial standpoint, we delivered record top and bottom-line results in 2021, as our home sale revenues increased 36% to $5.10 billion and net income expanded 56% to $573.7 million. Our build-to-order operating model and homebuyers' desire for personalization successfully differentiated us in the market from our peers. While the sale price of new homes surged throughout 2021 driven by inflation and the supply-demand imbalance, our more affordable home collections resonated with homebuyers. As a result, we have ended the year with a record-high $4.30 billion of backlog going into 2022.

Our financial results build on nearly five decades of operations during which MDC has become one of the leading homebuilding companies in the nation. We have grown from a net worth of $50,000 in 1972 to $2.6 billion at the end of 2021 by providing quality homes to over 220,000 families – all the while dedicated to a risk adjusted strategy that has provided long term shareholder value and an industry leading dividend, which has remained steady or increased quarterly since 1994.

As highlighted at the outset, the year was not without its challenges as the homebuilding industry continued to face supply chain issues, material shortages and municipal delays. As a result, we have seen both our construction and land development times extend due to ongoing disruptions at various stages of the land development and build process. Our teams performed heroically with our trade suppliers to obtain solutions and maintain the build process.

We continued to focus on expanding our homebuilding operations during the year through risk adjusted land acquisitions within our existing geographic footprint as well as through our strategic entry into the Boise, Nashville, Austin and Albuquerque markets. As of year-end, we controlled over 38,000 lots across 15 states, representing a 29% increase from the prior year. In total, we invested $1.90 billion in land acquisition and development during 2021, compared to $1.27 billion in the previous year. Our executive management team and Asset Management Committees were instrumental in guiding the growth while maintaining our strict underwriting criteria.

Overall, 2021 was a remarkable year for our industry and in particular our Company.

SUSTAINABILITY AND ESG

We take pride in our efforts to improve the long-term sustainability of our Company, for the benefit of our employees, homeowners, and provide long-term value to our shareholders. To that end, we recently completed our first ever greenhouse gas (GHG) inventories for our 2019 and 2020 fiscal years, in order to obtain an understanding of our corporate carbon footprint. In addition, we made significant progress toward our goal of decreasing (improving) our Home Energy Rating System ("HERS") rating to 50 by 2025 and recently expanded our solar offerings to include all of our new homeowners.

In February 2022, our Board approved a formal Environmental, Social and Governance (ESG) Policy to establish our approach to ESG matters. In an effort to document our progress and commitment to improving ESG-related issues, we recently published an inaugural ESG Sustainability Report on our website. We will continue to update this important report routinely to reflect our progress.

DIVERSITY

We believe that a company is only as good as the persons who make up the organization. As we expanded our headcount and promoted our employees during the year to support our growing operations, we made a point of actively considering gender and ethnically diverse individuals who share our values of hard work, community involvement and a vision for inclusivity. The Company is composed of diverse, talented, passionate individuals coming together to achieve a common and rewarding goal: assisting individuals and families to achieve their American Dream.

SUPPORTING OUR LOCAL COMMUNITIES

MDC has a long history of providing support to our local communities. The Company's charitable donations to the MDC/Richmond American Homes Foundation have exceeded over $20 million since 2005. We have further strengthened our commitment to the communities in which we build by recently increasing our annual contribution to the MDC/Richmond American Homes Foundation to 1% of our annual net income.

We are confident that our shareholders' interests are aligned with our vision for long-term value, sustainability and contribution to a greater community.

On behalf of the full Board of Directors, we strongly encourage you to vote your shares – your vote and support are essential elements in our passion to succeed.

Sincerely,

Larry A. Mizel Executive Chairman M.D.C. Holdings, Inc.

M.D.C. HOLDINGS, INC.
4350 South Monaco Street, Suite 500
Denver, Colorado 80237

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The 2022 Annual Meeting of Shareholders (the "Meeting") of M.D.C. Holdings, Inc. (the "Company") will be held virtually by live audio webcast, on Monday, April 25, 2022, at 10:00 a.m., Mountain Time. Only shareholders of record at the close of business on February 25, 2022, the record date, will be entitled to vote. At the Meeting, we plan to consider and act upon the following matters:

1.The election of Michael A. Berman, Herbert T. Buchwald, Larry A. Mizel and Janice Sinden as Class I Directors for three-year terms expiring in 2025;
2.A non-binding advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement (Say on Pay); and
3.Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2022 fiscal year.

And such other business as properly may come before the Meeting and any postponements or adjournments thereof.

Our Board of Directors recommends that you vote FOR all Proposals.

In light of the continuing COVID-19 conditions and for the safety of our shareholders, employees, and other members of the community, our 2022 Annual Shareholders' Meeting will be held in a virtual format only. Shareholders can attend from any geographic location with Internet connectivity. We believe this is an important step to enhancing accessibility to our Meeting for all of our shareholders and reducing the carbon footprint of our activities, and is particularly important in light of public health and safety considerations that continue to be posed by COVID-19. Shareholders may attend the live audio webcast of the Meeting and submit questions digitally during the meeting at www.virtualshareholdermeeting.com/MDC2022. Please refer to the "Who is entitled to vote at or attend the Meeting" section of the Proxy Statement for more details.

Management and the Board of Directors desire to have maximum representation at the Meeting and request that you vote promptly, even if you plan to attend the virtual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph H. Fretz Secretary
Denver, Colorado
March 2, 2022

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 25, 2022:
The Proxy Statement and the Annual Report on Form 10-K are available at:
https://mdc-holdings-inc.ir.rdgfilings.com/

Important Voting Information

Under New York Stock Exchange rules, unless you provide specific instructions, your broker is not permitted to vote on your behalf on the election of Directors or on proposals other than ratification of the selection of the Company’s auditors. It is important that you provide specific instructions by completing and returning the broker’s Voting Instruction Form or following the instructions provided to you to vote your shares by telephone or the Internet.

PROXY SUMMARY
_____________

M.D.C. HOLDINGS, INC.
4350 South Monaco Street, Suite 500
Denver, Colorado 80237
_____________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

April 25, 2022
_____________

This summary does not contain all the information shareholders should consider, and we encourage shareholders to read the entire proxy statement carefully.

2022 Annual Meeting of Shareholders

Virtual Meeting Site:	April 25, 2022
www.virtualshareholdermeeting.com/MDC2022	10:00 a.m. Mountain Time

The Record Date for the Annual Meeting is February 25, 2022. Only shareholders of record as of the close of business on this date are entitled to vote at the Annual Meeting.

Voting Matters

	Proposal	Recommendation of the Board	For more information
1.	Election of Directors	FOR each of the nominees	Page 13
2.	Advisory vote to approve executive compensation (Say on Pay)	FOR	Page 21
3.	Selection of Auditor	FOR	Page 68

_____________

The approximate date on which this Proxy Statement and the form of Proxy are first being sent to shareholders is March 4, 2022.

Business Performance Highlights

Fiscal year 2021 results (comparisons are to the prior year) and other highlights:

HOME DELIVERIES	REVENUE	PRETAX INCOME	BACKLOG*	LOTS CONTROLLED
9,982	$5.25B	$751.7M	$4.30B	38,080
△ 22%	△ 35%	△ 64%	△ 32%	△ 29%
* Estimated dollar value of homes in backlog at December 31, 2021

■Record Top and Bottom Line Results. Home sale revenues of $5.10 billion and net income of $573.7 million were the largest in our Company's nearly 50 year history. In addition, we ended the year with 7,640 homes in backlog with an estimated dollar value of $4.30 billion, which were both our highest year-end levels ever.
■Consistent, Industry-Leading Dividend. The Board of Directors declared $117.8 million in cash dividends in 2021, continuing our 25 year track record of providing a reliable source of return to our shareholders, including a 35% increase in our quarterly dividend in just the past year, adjusted for the effect of our 8% stock dividend distributed in March 2021.
■Total Shareholder Return. Our respective one, three and five year total shareholder returns were 28%, 157% and 226%, respectively. Our five year total shareholder return exceeded that of the S&P 500® Stock Index by 70%.
■Strategic Geographical Expansion. Strategic extension into the Boise, Nashville, Austin and Albuquerque markets as we continued to position the Company for long-term risk adjusted growth.
■Robust Land Pipeline. We approved over 20,000 lots for acquisition during the year across 215 communities. As of December 31, 2021 the Company controlled over 38,000 lots, representing an increase of 29% from the prior year-end.
■Diverse Product Mix & Build-to-Order Strategy. Our policy continues to emphasize thoughtfully designed homes that permit individual personalization and are still focused on affordability. During 2021, 61% of our home deliveries originated from our "more affordable" product lines. In addition, our build-to-order philosophy continues to mitigate our investment risk, enhance gross margins and attract home orders through their ability to personalize.
■Continuous Improvement to Balance Sheet and Liquidity. We ended the new year with total liquidity of $1.75 billion after issuing $350 million of 10-year senior notes at a rate of 2.500% in January 2021 and $350 million of 40-year senior notes at a rate of 3.966% in August 2021. Our January 10-year issuance was the lowest rate ever achieved by a non-investment grade company at that time.

Commitment to Sound Environmental, Social and Governance (ESG) Practices

ESG Approach

As a leader in the homebuilding industry, MDC recognizes the long-term shareholder value of conducting our operations in consideration of the social and environmental issues facing the business community. These efforts are overseen by our newly named Environmental, Social and Governance Manager, Liz Driggs.

Liz Driggs Environmental, Social and Governance Manager Tenure: 2 years

MDC has committed to reporting on our ESG performance utilizing recognized ESG frameworks, such as the Global Reporting Initiative (GRI) and the Value Reporting Foundation’s SASB Standards, which create a foundation for identifying material ESG topics, understanding our ESG risks and opportunities, and informing our ESG strategy.

Below is a summary of highlights and current ESG initiatives, which we expand upon in our inaugural interim ESG Sustainability Report. This interim Report is intended to evolve into a full ESG Sustainability Report to be issued later this year.

Environmental Initiatives
Highlights
☑	Every Richmond American home comes standard with energy efficient features that help cut down on energy use.
☑	In 2021, our average HERS rating improved 7% to 51, seventy-nine percent more efficient than a typical resale home.
☑	Goal of decreasing our average HERS rating to 50 or less by 2025. Longer term, we are evaluating the implementation of a net-zero ready home strategy.
New Initiatives
☑
Conducted 2019 and 2020 GHG inventories to enable MDC to better understand our corporate carbon footprint. More information on these inventories can be found in our interim ESG Sustainability Report at ir.richmondamerican.com/esg.

☑	Expanded our solar offerings, previously limited to California and Colorado, to all our regions.
☑	Sought to manage our largest GHG emission source identified in our 2019 & 2020 GHG inventories, embodied carbon, by engaging our supply chain to obtain product-specific embodied carbon data.
☑
Progressed on our 2021 GHG inventory with plans to report to the CDP, formerly the Carbon Disclosure Project, fostering the transparency and accessibility of our climate-related data and management strategy.

Social Initiatives
Highlights
☑	Committed to fostering and promoting a diverse and inclusive work environment.
☑	Continued to promote a gender and ethnically diverse employee base; current employee base comprises 28% non-white employees and 45% female employees; 42% of employees in a position of manager and above are female.

☑	Competitive benefits package including medical coverage, paid time off and 401(k) match.
☑	The Company has donated over $13 million to the MDC/Richmond American Homes Foundation in the last five years.
☑
Continued to offer sustainable, more affordably priced homes to homebuyers. In 2021, 61% of the new homes we delivered were from one of our more affordable homes series. Since 2017, we have increased the number of more affordable homes delivered by nearly 300%.

☑
Maintained a job site Safety Policy and encouraged our superintendents to be trained on this policy in order to guard against safety infractions on the job site. Our Reportable Incidence Rate (TRIR)* for 2021 was 1.25%.

New Initiatives
☑	Strengthened our commitment to the communities in which we operate by increasing our donation to the MDC/Richmond American Homes Foundation to 1% of annual net income.
☑	Promoted the health and wellness of our employees through COVID-19 protocols and our gym and yoga discounts, among other initiatives.
☑	Explored opportunities to implement diversity training, particularly for management and the Board.
* Based on the number of injuries and illnesses X 200,000 / employee hours worked.

Governance Initiatives
Highlights
☑	Engaged and experienced Board of Directors actively participate in 12 regular meetings per year. Our non-management directors have an average tenure of 12.5 years.
☑	Our Code of Conduct training takes place for all employees at the time of hire, as well as for all employees and directors on an annual basis. Topics covered include business ethics, conflicts of interest and appropriate standards of workplace conduct.

☑	Focus on succession planning, including recent promotions of an increasingly diverse senior leadership team.
☑	Formal procedures in place for confidential reporting of any suspected violations of law.
New Initiatives
☑	Assigned a full-time internal leader to guide MDC’s ESG initiatives.
☑	Implemented a formal ESG Policy adopted by the Board, which is available on our investor relations website at www.mdcholdings.com.
☑	Amended Corporate Governance/Nominating Committee Charter and Corporate Governance Guidelines to expressly include diversity as a consideration in the search for new directors.
☑	Prioritized a diverse management team and Board that fosters a foundation of integrity and ethical company culture, highlighted by our third consecutive appointment of a diverse candidate.

Progress Toward Net Zero By 2050

We are committed to a goal of reaching net zero by 2050. Based on our inaugural 2019 and 2020 GHG inventories, we believe that the energy efficiency of our homes is key to our progress towards achieving this goal. Our homes are rated for energy efficiency using the Home Energy Rating System ("HERS"), and last year we established a goal of decreasing our average HERS rating to 50 or less within the next five (5) years. In 2021, we decreased our HERS score from 55 to 51, 80% of the way to our goal in just one year.

The current average HERS score for homes built by Richmond American Homes companies in 2021 of 51 is a much lower score than a typical resale home. In fact, our current homes are on average 79% more efficient than a typical resale home according to the HERS Index*. We lowered our national average HERS rating by 14 points between 2013 and 2021:

National Average HERS Index by Year**
2013	2014	2015	2016	2017	2018	2019	2020	2021
65	63	61	60	62	60	59	55	51
*Typical resale home is based on the U.S. Department of Energy definition with a HERS index of 130.
**Based on most recent data provided by RESNET.

Diversity Focus Across the Company

A dedication to diversifying leadership means women are rising in the ranks, with women in key leadership roles across the organization. The women highlighted below are a part of continued efforts to promote a gender and ethnically diverse employee and leadership base.

Homebuilding Leadership

The women highlighted below in our Homebuilding Division are excelling in their role as division president. They combined have direct oversight over approximately 30% of the Company's home sale revenues.

Natasha Gandhi, Sr. Division President, South and Central Colorado Tenure: 3 years	Nicole Bloom Division President, Las Vegas Tenure: 22 years

Corporate Leadership

The women highlighted below are in various key leadership positions throughout our corporate departments. Women lead approximately 60% of our corporate departments.

Rebecca B. Givens Senior Vice President & General Counsel. Tenure: 8 years	Stacy Givens Vice President, Finance & Business Operations. Tenure: 9 years	Dawn Huth Senior Vice President, National Finance Tenure: 13 years
Debbi Kovacs Director of Risk Management Tenure: 26 years	Tracie Major Vice President, Corporate Accounting & Payroll Tenure: 19 years	Krista Montgomery Vice President, Human Resources Tenure: 15 years

Christy Ross Vice President, National marketing Tenure: 12 years	Heidi Sheldon Vice President, National Merchandising Tenure: 21 years	Brittany Wall Vice President, National Sales Tenure: 13 years

Board of Director Leadership

The women highlighted below are members of the Board of Directors. The last three board members elected were women, including Janice Sinden in 2022.

Janice Sinden Director since: 2022	Courtney L. Mizel Director since: 2017

Key Diversity Statistics

EMPLOYEE DIVERSITY: GENDER / UNDERREPRESENTED GROUPS

BOARD DIVERSITY: GENDER / UNDERREPRESENTED GROUP

MDC defines gender diversity as individuals identifying as female.

MDC defines underrepresented groups as including individuals who identify as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, or Native Hawaiian or Pacific Islander; individuals who identify as LGBTQ+; individuals who identify as underrepresented based on national, Indigenous, religious, or cultural identity; individuals with disabilities; and veterans.
*The employee diversity percentages are based primarily on those identifying as female, Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, or Native Hawaiian or Pacific Islander. Data on other underrepresented groups within the employee population is not collected by MDC.

ESG Disclosures & Documentation

As noted in the “ESG Approach” section, MDC adopted GRI and SASB Standards to identify material ESG topics. A compilation of MDC’s responses to these ESG metrics can be found in the "Performance & Impact" section of our interim ESG Sustainability Report, which is available at ir.richmondamerican.com/esg. We intend to supplement this interim ESG Sustainability Report with 2021 GHG inventory data together with any additional relevant updates and release it as a full ESG Sustainability report later this year.

MDC’s ESG Policy adopted by the Board can be found on our investor relations website at www.mdcholdings.com.

Shareholder Engagement

Our directors participate in our year-round shareholder engagement program that maintains transparency and solicits feedback.
60%	Outreach to investors holding over 60% of non-affiliated shares were offered the opportunity to meet
•Our independent directors participate in our shareholder engagements to solicit feedback directly from our investors.
•Additionally, this ongoing dialogue provides an opportunity for shareholders to understand the process behind our strategy for increasing long-term shareholder value, governance practices and executive compensation design.
•Our independent Lead Director primarily drives Board involvement in shareholder engagement. Feedback is then relayed to our entire Board and the management team.
•Shareholder feedback is considered in establishing our governance practices and executive compensation design.

55%	Engaged with investors holding nearly 55% of non-affiliated shares
100%	All engagements included independent directors

GENERAL INFORMATION

Why am I receiving these materials?

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of M.D.C. Holdings, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held virtually by audio webcast, on Monday, April 25, 2022, at 10:00 a.m., Mountain Time and at www.virtualshareholdermeeting.com/MDC2022, including any postponements or adjournments thereof. The record date for determining shareholders entitled to vote at the Meeting is February 25, 2022 (the “Record Date”). The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Our shareholders are invited to attend the Meeting and are encouraged to vote on the matters described in this Proxy Statement.

What proxy materials are being delivered?

We are utilizing the rules of the Securities and Exchange Commission ("SEC") that allow us to deliver proxy materials to our shareholders on the Internet. Under these rules, we are sending many of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a full set of proxy materials. If you receive the Notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, the Notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. The Notice also tells you how to vote your proxy card on the Internet and how to request a printed copy of our proxy materials. We expect to mail, or provide the Notice and electronic delivery of, this Proxy Statement, the proxy card and the Notice of Annual Meeting (the "Proxy Materials") on or about March 4, 2022.

The Company's 2021 Annual Report on Form 10-K, which includes the Company's 2021 audited financial statements, will accompany these Proxy Materials. Except to the extent expressly referenced in this Proxy Statement, the Annual Report is not incorporated into this Proxy Statement.

Who is paying for this proxy solicitation?

The Company will pay the cost of solicitation. The Company also will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares. In addition to the original solicitation of proxies, solicitations may be made in person, by telephone or by other means of communication by directors, officers and employees of the Company, who will not be paid any additional compensation for these activities.

We have retained the services of Alliance Advisors, LLC to solicit proxies. We will pay all reasonable costs associated with such firm, which we anticipate will cost approximately $10,000 plus costs and expenses.

Who is entitled to vote at or attend the Meeting?

Holders of shares of the Company's common stock, $.01 par value, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. We are conducting a virtual meeting so our shareholders can attend from any geographic location with Internet connectivity. To attend the Meeting, including to vote and to view the list of registered shareholders as of the record date during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/MDC2022 and enter the 16-digit control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction form provided to you. A shareholder list is available in advance of the Meeting by contacting investor relations at IR@mdch.com.

Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted. We encourage you to vote your shares in advance of the Meeting.

Shareholders will be able to submit questions for the question and answer session following the meeting through www.virtualshareholdermeeting.com/MDC2022. Additional information regarding the rules and procedures for participating in the Meeting will be set forth in our meeting rules of conduct, which shareholders can view during the meeting at the meeting website.

We encourage you to access the Meeting website before the meeting begins. Online check-in will be available at www.virtualshareholdermeeting.com/MDC2022 approximately 15 minutes before the meeting starts on April 25, 2022. If you have difficulty accessing the meeting, please call the technical support number on the meeting page.

Shareholders will have sufficient time immediately following the Meeting to ask questions of and have a dialogue with the Company’s Executive Chairman, President and Chief Executive Officer, Chief Financial Officer and each of the members of the Board of Directors in attendance.

Shareholders of Record. If, on the Record Date, your shares were registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote at the Meeting or vote by proxy.

Beneficial Owners. If, on the Record Date, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank or other nominee (commonly referred to as being held in "street name"), or through our 401(k) savings plan, you are the beneficial owner of those shares. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account. You are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you make arrangements with your broker or other nominee to do so. (For shares held through our 401(k) savings plan, you must vote those shares as provided below.) If you want to attend the Meeting, but not vote at the Meeting, please see the information provided above.

How do I vote my shares?

By Telephone or the Internet. Shareholders can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a shareholder's identity, allow shareholders to vote their shares and confirm that their instructions have been properly recorded. The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on April 24, 2022. (Participants in our 401(k) savings plan have an earlier deadline – see below.)

By Mail. Shareholders who receive a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanied the delivery of the paper proxy card. Proxy cards submitted by mail must be received by the time of the Meeting in order for your shares to be voted. Beneficial shareholders (shares held in street name) may vote by mail by requesting a paper proxy card according to the instructions received from their broker or other agent, and then completing, signing and dating the voting instruction card provided by the broker or other agent and mailing it in the pre-addressed envelope provided.

401(k) Savings Plan. If your shares are held through our 401(k) savings plan, you will receive the Notice of Internet Availability of Proxy Materials, or copies of the Proxy Materials, and you are entitled to instruct the plan trustee how to vote the shares allocated to your account following the instructions described above. You must provide your instructions no later than 11:59 p.m., Eastern Time, on April 20, 2022.

At the Meeting. Shares held in your name as the shareholder of record may be voted by you online during the Meeting at www.virtualshareholdermeeting.com/MDC2022. Shares held beneficially in street name may be voted by you in person at the Meeting only if you make prior arrangements with the broker or other agent that holds your shares, giving you the ability to vote the shares.

What if I receive more than one Notice of Internet Availability of Proxy Materials?

If you receive more than one Notice, you hold shares in more than one name or shares in different accounts. To ensure that all of your shares are voted, you will need to vote separately by telephone or the Internet using the specific control number contained in each Notice that you receive.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy before the Meeting. You can do this by casting a later proxy through any of the available methods described above. If you are a shareholder of record, you can also revoke your proxy by delivering written notice of revocation to the Secretary of the Company, by presenting to the Company a later‑dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other agent.

How are votes counted?

Shares of common stock represented by properly executed proxy cards, or voted by proxy, by telephone or the Internet, and received in time for the Meeting will be voted in accordance with the instructions specified in the proxies. Unless contrary instructions are indicated in a proxy, the shares of common stock represented by such proxy will be voted FOR the election as directors of the nominees named in this Proxy Statement and FOR all of the other proposals. If you grant a proxy (other than for shares held in our 401(k) savings plan), either of the officers named as proxy holders, Rebecca B. Givens and Joseph H. Fretz, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as the proxy holder may vote your proxy for another candidate or other candidates nominated by our Board.

The trustee of the 401(k) savings plan will vote the number of shares of common stock allocated to each participant’s accounts as directed by the participant if the direction is received in time to be processed. The trustee will vote any shares with respect to which it does not receive timely directions so that the proportion of the shares voted in any particular manner on any matter is the same as the proportion of the shares with respect to which the trustee has received timely directions, unless contrary to ERISA.

The inspector of elections designated by the Company will use procedures consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

What are the voting entitlements and requirements?

Each share of common stock issued and outstanding on the Record Date, other than shares held by the Company or a subsidiary, is entitled to one vote on each matter presented at the Meeting. As of the Record Date, approximately 71,161,088 shares of common stock were issued, outstanding and entitled to vote.

The Company's By-Laws provide that the holders of one-third of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for transacting business at the Meeting. Shareholders who are present in person or represented by proxy, whether they vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, described below, also will be counted as present for purposes of determining whether a quorum exists.

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Meeting will be required for the election of a nominee to the Board of Directors (which means that the four nominees who receive the most votes will be elected).

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting is necessary to (1) approve, on an advisory basis, the executive compensation practices disclosed in this proxy statement; and (2) ratify the appointment of the Company’s auditor. Because your vote on executive compensation is advisory, it will not be binding upon the Company.

Rules of the New York Stock Exchange (“NYSE”) determine whether NYSE member organizations ("brokers") holding shares for an owner in street name may vote on a proposal without specific voting instructions from the owner. For certain types of proposals, the NYSE has ruled that the “broker may vote” without specific instructions and on other types of proposals the “broker may not vote” without specific client instructions. A "broker non-vote" occurs when a proxy is received from a broker and the broker has not voted with respect to a particular proposal. The proposal to ratify the selection of the auditor is a “broker may vote” matter under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on the proposal even if no voting instructions are provided by the beneficial owner. The other proposals are “broker may not vote” matters. As a result, brokers holding shares for an owner in street name may vote on these proposals only if voting instructions are provided by the beneficial owner.

The following table reflects the vote required for the proposals and the effect of broker non-votes, withhold votes and abstentions on the vote, assuming a quorum is present at the Meeting:

	Proposal	Vote Required	Effect of Broker Non-Votes, Withhold Votes and Abstentions
1.	Election of Directors	The four nominees who receive the most votes will be elected.	Broker non-votes and withhold votes have no effect.
2.	Advisory vote to approve executive compensation (Say on Pay)	Affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting.	Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal.
3.	Selection of Auditor	Affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting.	Broker non-votes - - not applicable; abstentions have the same effect as a vote against the proposal.

Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If any other proposals are properly presented to the shareholders at the Meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and our By-Laws, the number of votes required to approve a proposal is the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Meeting. The proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this Proxy Statement that is properly presented to the shareholders at the Meeting and any adjournments or postponements thereof. The persons named as proxies on the proxy card are Rebecca B. Givens, the Company's Senior Vice President and General Counsel, and Joseph H. Fretz, the Company’s Vice President, Secretary and Corporate Counsel.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

The broker, bank or other nominee of any shareholder who is a beneficial owner, but not the record holder, of the Company's common stock may deliver only one copy of the proxy related materials to multiple shareholders sharing an address (a practice called "householding"), unless the broker, bank or nominee has received contrary instructions from one or more of the shareholders.

In addition, with respect to shareholders of record, in some cases, only one copy of the proxy related materials may be delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will deliver free of charge a separate copy of each of the proxy related materials, as applicable, to a shareholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of such materials in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company's contact information for these purposes is: M.D.C. Holdings, Inc., telephone number: (303) 773-1100, Attn: Corporate Secretary, 4350 South Monaco Street, Suite 500, Denver, CO 80237.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each person solicited by this Proxy Statement, upon the request of that person, a copy of our Annual Report on Form 10-K (without exhibits) for our most recent fiscal year. Please direct that request in writing to Investor Relations, M.D.C. Holdings, Inc., 4350 S. Monaco Street, Denver, Colorado 80237.

PROPOSAL ONE	ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for three classes of directors (“Directors”) with staggered terms of office, to be divided as equally as possible. Directors of each class serve for terms of three years until election and qualification of their successors or until their resignation, death, disqualification or removal from office.

Our Board has ten members, consisting of four Class I Directors whose terms expire in 2022, three Class II Directors whose terms expire in 2023 and three Class III Directors whose terms expire in 2024. At the Meeting, four Class I Directors are to be elected to three‑year terms expiring in 2025. The nominees for the Class I Directors are Michael A. Berman, Herbert T. Buchwald, Larry A. Mizel and Janice Sinden. All of the nominees presently serve on the Board of Directors of the Company. Ms. Sinden was appointed to the Board in January 2022 following a review by outside counsel and recommendation by the Corporate Governance/Nominating Committee. Ms. Sinden was recommended to the committee by an independent member of the Board.

Based upon the review and recommendation of the Corporate Governance/Nominating Committee, the Board nominated Mr. Berman, Mr. Buchwald, Mr. Mizel and Ms. Sinden for election as Class I Directors at the 2022 Annual Meeting.

Certain information, as of February 25, 2022, the Record Date, with respect to Mr. Berman, Mr. Buchwald, Mr. Mizel and Ms. Sinden, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below:

Name	Age	Independent	Positions and Offices with the Company and Other Principal Occupations	Committee Memberships
NOMINEES:				Audit	Compensation	Corporate Governance / Nominating	Legal
		Class I: Terms Expire in 2022
Michael A. Berman	71	✓	Chairman, Applied Capital Management	M
Herbert T. Buchwald	90	✓	Principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation	M	M	M	C
Larry A. Mizel	79		Executive Chairman of the Company
Janice Sinden	49	✓	President and Chief Executive Officer, Denver Center for the Performing Arts
CONTINUING DIRECTORS:
		Class II: Terms Expire in 2023
David D. Mandarich	74		President and Chief Executive Officer of the Company
Paris G. Reece III	67	✓	Private Investor and Community Philanthropy	C
David Siegel	65	✓	Private Investor and Former Partner, Irell & Manella LLP (retired)			C	M
		Class III: Terms Expire in 2024
Raymond T. Baker	71	✓	Vice President of Gold Crown Management Company and Co-Director of the Gold Crown Foundation		C
David E. Blackford	72	✓	Executive Chairman of California Bank & Trust			M	M
Courtney L. Mizel	48		Attorney, Principal, Mizel Consulting and Community Philanthropy				M

C = Chair; M = Member

The following is a brief description of the business experience during at least the past five years of each nominee for the Board of Directors of the Company and each of the continuing members of the Board. Their experience, qualifications, attributes or skills, set forth below, have led to the Board's conclusion that each person should serve as a Director, in light of the Company’s business and structure.

None of the business organizations identified below (excluding HomeAmerican Mortgage Corporation) are affiliates of the Company. None of the continuing Directors or Director nominees holds, or has held during the past five years, any directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940.

Class I Directors: Terms Expire in 2022

Larry A. Mizel Executive Chairman
Larry A. Mizel founded the Company in 1972 and has served as a Director since its inception. He was appointed Chairman of the Board in 1972 and Chief Executive Officer of the Company in 1988. Then, in October 2020, he was appointed as Executive Chairman. Mr. Mizel has provided the Company with leadership and judgment, previously serving as the Chief Executive Officer and Chairman of the Board of Directors, and now as Executive Chairman, while advancing the long-term interests of the Company's shareholders. One of the most experienced leaders in the homebuilding industry, his knowledge and foresight provide the Board with invaluable guidance.

Director Since: 1972

Herbert T. Buchwald Lead Director
Herbert T. Buchwald is a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the Board of Directors of BPR Management Corporation, a property management company located in Denver, Colorado, positions he has held for more than the past five years. Mr. Buchwald has been engaged in the acquisition, development and management of residential and commercial real estate in Florida, Arizona, New Jersey and Colorado, through both publicly and privately held ventures for more than forty years. As an attorney, he has been admitted to practice before federal and state trial and appellate courts in Florida and Colorado. In addition, he holds an accounting degree and formerly was a practicing Certified Public Accountant. He has been a member of the Company's Board of Directors since March 1994. The combination of his knowledge, experience and skills provide the Company with strong oversight of accounting, financial, regulatory and legal matters, as well as the operation of the Company's real estate businesses. Mr. Buchwald is a veteran of the United States Navy.

Director Since: 1994 Committee Memberships: ●Legal Committee Chairman ●Audit Committee ●Compensation Committee ●Corporate Governance/ Nominating Committee

Michael A. Berman
Michael A. Berman has over thirty-five years of experience in the financial services industry. He is a member of Applied Capital Management, a private investment management firm located in Scottsdale, Arizona, and has served as its chairman from 2002 to date. From 2005 to 2006, he also served as the chief executive officer of First Ascent Capital, a financial services firm located in New York. From July 2006 until December 2008, he served as president and Chief Executive Officer of Real Estate Equity Exchange, Inc. (Rex & Co.), a financial services firm located in San Francisco, California. From January 1990 to March 1999, Mr. Berman was employed by The Nomura Securities Co., Ltd. (Tokyo) group of companies, where he held several senior executive positions, including that of President and CEO of Nomura Holding America Inc. and Chairman of Capital America, Nomura's commercial real estate lending subsidiary. In April 2006, Mr. Berman became a Director of the Company. Since 2006, he has been a director of HomeAmerican Mortgage Corporation, the Company’s mortgage lending subsidiary.   Mr. Berman’s experience as a senior executive in corporate finance, in general, and the residential mortgage market, in particular, provide the Company with a valuable resource.

Director Since: 2006 Committee Memberships: ●Audit Committee

Janice Sinden
Janice Sinden has served as President and Chief Executive Officer of the Denver Center for the Performing Arts since 2016. Past positions include Chief of Staff for Denver Mayor Michael B. Hancock, where she managed 60 appointees and 26 departments. She currently serves on the non-profit boards of Citizens for Arts to Zoo, University of Northern Colorado, VISIT Denver, the American Transplant Foundation, Colorado Inclusive Economy and Denver Preschool Program. Ms. Sinden has been recognized by Titan 100 as one of Colorado's Top 100 CEO's, the Denver Business Journal as an Outstanding Woman in Business, 5280 Magazine as one of the 50 most influential persons in Denver, by the Colorado Women’s Foundation as one of the 25 most influential women in Colorado, by the Girl Scouts of Colorado as a Woman of Distinction, and by the University of Northern Colorado Department of Political Science and International Affairs as Distinguished Alumnus of the Year. Ms. Sinden was appointed to the Board in January 2022. Her operational and business knowledge, rich cultural experiences and community involvement provide the Company with a valuable resource and contribute to the business perspectives of the Board.

Director Since: 2022

Class II Directors: Terms Expire in 2023

David D. Mandarich
David D. Mandarich has been associated with the Company since 1977.  He was a Director from September 1980 until April 1989, and has been a Director continuously since March 1994. He was appointed President and Chief Operating Officer of the Company in June 1999. Then, in October 2020, he was appointed President and Chief Executive Officer. A skilled and experienced leader in the homebuilding industry, Mr. Mandarich provides the Board with the benefit of his judgment and his knowledge and understanding of the Company's homebuilding business and operations. Mr. Mandarich is a veteran of the United States Army.

Director Since: 1994

Paris G. Reece III
Paris G. Reece III was formerly the Company’s Chief Financial Officer and Principal Accounting Officer, and retired on August 1, 2008. Since his retirement, Mr. Reece has performed consulting work and served in a volunteer position as the President of Cancer League of Colorado, a leading non-profit organization that was established over fifty years ago to raise money for cancer research and patient care. He joined the Company's Board of Directors in May 2013. As a Certified Public Accountant (Texas, non-practicing), a former Chief Financial Officer and a highly respected person within the homebuilding industry, Mr. Reece is uniquely qualified to provide the Company with strong oversight of accounting and financial matters, as well as the operation of the Company's homebuilding and financial services businesses.

Director Since: 2013 Committee Memberships: ●Audit Committee Chairman

David Siegel
David Siegel was a partner in the law firm of Irell & Manella LLP for more than thirty years, where he led that firm's securities litigation practice and was the firm's Managing Partner.  He retired from the active practice of law in 2019. Mr. Siegel's law practice, for which he is nationally recognized, was concentrated on securities class actions, corporate governance, risk management, SEC reporting standards and regulatory compliance.  Mr. Siegel has chaired and has been a frequent speaker at various seminars on securities litigation, class actions, and trial techniques.  He has been named by his peers as one of the "Best Lawyers in Commercial Litigation" in The Best Lawyers in America guide. Mr. Siegel has been a member of the Company's Board of Directors since June 2009. Mr. Siegel's knowledge and experience in corporate governance and litigation matters provide the Company with significant guidance and oversight.

Director Since: 2009 Committee Memberships: ●Corporate Governance/ Nominating Committee Chairman ●Legal Committee

Class III Directors: Terms Expire in 2024

Raymond T. Baker
Raymond T. Baker has served as President of Gold Crown Management Company, a real estate asset management company, from 1978 to 2013, then as Vice President and Secretary to present. He is the founder and has served as Co-Director of the Gold Crown Foundation since 1986. He also is a member of the Board of Directors of Alpine Banks of Colorado and Land Title Guarantee Company. Mr. Baker is currently serving as Chairman of the Board of the Metropolitan Football Stadium District (Denver). From February 2004 until May 2007, he served as a director of Central Parking Corporation. He has over thirty-five years of experience in the real estate and banking industries. Mr. Baker became a member of the Company's Board of Directors in January 2012.  His experience and knowledge of the real estate and banking industries directly complement and support the Company’s real estate activities and the financing of those activities.

Director Since: 2012 Committee Memberships: ●Compensation Committee Chairman

David E. Blackford
David E. Blackford has over forty-five years experience in the banking industry. He is employed by California Bank & Trust (CB&T), a leading California banking institution and a division of Zions Bancorporation, National Association. Between 1998 and 2001, he was CB&T’s managing director, serving on the Board of Directors and the Senior Loan Committee for Real Estate Finance. In May 2001 he was appointed chairman, president and chief executive officer of CB&T, and currently serves as executive chairman. He also is an executive vice president of Zions Bancorporation, National Association. Prior to 1998, he served as an executive officer in several financial institutions, including Bank One and Valley National Bank. He joined the Company's Board of Directors in April 2001. His experience and knowledge of historic and current institutional real estate lending practices, the regulatory process and the volatility of the credit markets provide a unique perspective to the Board.

Director Since: 2001 Committee Memberships: ●Corporate Governance/ Nominating Committee ●Legal Committee

Courtney L. Mizel
Courtney L. Mizel is a Principal at Mizel Consulting where she has worked for over twenty years. In this role, Ms. Mizel consults with companies in various industries on matters relating to their business management and strategy, including operations, business development, marketing, as well as legal matters. She is also a Founding Director of The Counterterrorism Education Learning Lab, an organization dedicated to preventing terrorism through education, empowerment, and engagement. She is active in a number of other non-profit activities, including serving on the Boards of Directors of Zimmer Children’s Museum, Sharsheret National, and JQ International. Ms. Mizel received her Bachelor of Science in Economics with honors from The Wharton School of the University of Pennsylvania and her Juris Doctor from the University of Southern California Gould School of Law. Ms. Mizel became a member of the Company's Board of Directors in June 2017. She is the daughter of the Company’s Executive Chairman, Larry A. Mizel. Ms. Mizel’s professional and business achievements, intellect and diverse experiences contribute to the business, governance and legal perspectives of the Board.

Director Since: 2017 Committee Memberships: ●Legal Committee

NON-EMPLOYEE DIRECTOR	JOINED BOARD	TENURE[1]
Raymond T. Baker	2012	9.9 years
Michael A. Berman	2006	15.7 years
David E. Blackford	2001	20.8 years
Herbert T. Buchwald	1994	27.9 years
Courtney L. Mizel	2017	4.6 years
Paris G. Reece III	2013	8.6 years
David Siegel	2009	12.5 years
Janice Sinden	2022	0 years
1 As of December 31, 2021

Our Board is committed to active refreshment, and balancing fresh perspectives with continuity and institutional knowledge.

Average Tenure of Non-Employee Directors: 12.5 years

<9 years
9-15 years
>15 years
3
3
2

Unless otherwise specified, proxies will be voted FOR the election of Mr. Berman, Mr. Buchwald, Mr. Mizel and Ms. Sinden. Management and the Board of Directors are not aware of any reasons that would cause any of Mr. Berman, Mr. Buchwald, Mr. Mizel and Ms. Sinden to be unavailable to serve as Directors. If any of them become unavailable for election, discretionary authority may be exercised by the proxy holders named in the proxy to vote for a substitute candidate or candidates nominated by the Board of Directors. For additional information on our Board of Directors, see "Information Concerning the Board of Directors and its Committees" later in this document.

The Board of Directors recommends a vote FOR the election of Mr. Berman, Mr. Buchwald, Mr. Mizel and Ms. Sinden as Directors.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Ownership of Directors and Officers
Certain information, as of February 25, 2022, the Record Date, with respect to common stock beneficially owned by the Company's named executive officers, the nominees for election as Directors and the current Directors of the Company, furnished in part by each such person, appears below (unless stated otherwise, the named beneficial owner possesses the sole voting and investment power with respect to such shares). None of the shares beneficially owned by the executive officers and Directors have been pledged as security.

Name of Executive Officer/Director	Number of Shares of Common Stock Owned Beneficially [1]		Percent of Class [2]
Raymond T. Baker	109,914		*
Michael A. Berman	34,529		*
David E. Blackford	22,748		*
Herbert T. Buchwald	31,401		*
Rebecca B. Givens	6,880		*
David D. Mandarich	6,578,943		9.0%
Robert N. Martin	253,154		*
Courtney L. Mizel	39,517		*
Larry A. Mizel	10,915,795	[3]	15.0%
Paris G. Reece III	67,202	[3]	*
David Siegel	23,019	[3]	*
Janice Sinden	—		*
All current executive officers and Directors as a group (12 persons)	18,083,102		24.2%
_______________
* Represents less than one percent of the shares of common stock outstanding and entitled to vote.

1 Includes, where applicable, shares of common stock owned by related individuals or entities over whose shares such person may be deemed to have beneficial ownership. Also includes the following shares of common stock subject to options that are exercisable or become exercisable within 60 days of the Record Date at prices ranging from $21.40 to $53.32 per share: Raymond T. Baker 69,727; Michael A. Berman 7,500; David D. Mandarich 1,771,977; Robert N. Martin, 33,065; and Larry A. Mizel 1,771,977. As a group, the executive officers and Directors had the right to acquire within 60 days of the Record Date by the exercise of options an aggregate of 3,654,246 shares of common stock.

2 The percentage shown is based on the number of shares of common stock outstanding and entitled to vote as of the Record Date. All shares of common stock that the person or group had the right to acquire within 60 days of the Record Date are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other person or group.

3 Mr. Mizel has sole voting power and sole investment power over 1,856,877 shares and shared voting power and shared investment power over 9,058,918 shares. Mr. Reece has sole voting power and sole investment power over 9,091 shares and shared voting power and shared investment power over 58,111 shares. Mr. Siegel has sole voting power and sole investment power over 9,091 shares and shared voting power and shared investment power over 13,928 shares.

Ownership of Certain Beneficial Owners

The table below sets forth information with respect to those persons (other than the officers/Directors listed above) known to the Company, as of the Record Date, to have owned beneficially 5% or more of the outstanding shares of common stock. The information as to beneficial ownership is based upon statements filed by such persons with the SEC under Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned Beneficially		Percent of Class [1]
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,145,873	[2]	17.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,320,031	[3]	8.9%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	4,185,499	[4]	5.9%
___________________
1 The percentage shown is based on the number of shares outstanding and entitled to vote as of the Record Date.

2 Schedule 13G/A filed with the SEC on January 27, 2022 disclosed that: BlackRock, Inc. has sole voting power over 11,677,880 shares, shared voting power over no shares, sole dispositive power over 12,145,873 shares and shared dispositive power over no shares.

3  Schedule 13/A filed with the SEC on February 10, 2022 disclosed that: The Vanguard Group has sole voting power over no shares, shared voting power over 63,941 shares, sole dispositive power over 6,207,365 shares and shared dispositive power over 112,666 shares.

4 Schedule 13G/A filed with the SEC on February 8, 2022 disclosed that: the Dimensional Fund Advisors LP has sole voting power over 4,114,767 shares, shared voting power over no shares, sole dispositive power over 4,185,499 shares and shared dispositive power over no shares. Dimensional Fund Advisors LP and/or its subsidiaries disclaim beneficial ownership.

EXECUTIVE OFFICERS

Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The Board of Directors, after reviewing the functions performed by the Company's officers, has determined that, for purposes of Item 401 of SEC Regulation S-K, only these officers are deemed to be executive officers of the Company.
The executive officers of the Company hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth under "Election of Directors" above. Biographical information for Mr. Martin and Ms. Givens is set forth below.

Name	Age	Offices Held
Larry A. Mizel	79	Executive Chairman, an Officer and a Director
David D. Mandarich	74	President, Chief Executive Officer and a Director
Robert N. Martin	43	Senior Vice President and Chief Financial Officer
Rebecca B. Givens	58	Senior Vice President and General Counsel

Robert N. Martin SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER TENURE: 19 YEARS
REBECCA B. GIVENS SENIOR VICE PRESIDENT AND GENERAL COUNSEL TENURE: 9 YEARS

Robert N. Martin was appointed Senior Vice President and Chief Financial Officer in May 2015. He also served as the principal accounting officer from May 2015 until August 2020 and resumed that role in June 2021. He previously served as Vice President – Finance and Business Development. In April 2013, he was promoted to the position of Vice President of Finance and Corporate Controller. Over the last six years, Mr. Martin has had direct oversight of the Company's division and corporate accounting, tax, treasury, investor relations, information technology and finance, planning and analysis functions. Additionally, he has served on all of the Company’s Asset Management Committees ("AMCs") and has performed a key role in the Company's capital markets activities. He is an officer, director or both of many of the Company’s subsidiaries. Mr. Martin received a bachelor’s degree in Accounting and Computer Applications from the University of Notre Dame and is both a Certified Public Accountant and a CFA charterholder.

Rebecca B. Givens joined the Company in July 2020 as Senior Vice President - Legal and was appointed Senior Vice President and General Counsel of the Company in November 2020. For over eight years preceding the start of her current employment with the Company, Ms. Givens was employed as an attorney by Spectrum Retirement Communities, LLC, most recently serving as that company’s Senior Vice President and General Counsel. Prior to her employment with Spectrum, Ms. Givens was employed as a real estate attorney with the Company for nearly eight years. Ms. Givens received a bachelor’s degree in Business Administration from the University of Nebraska – Lincoln and a J.D. degree from Creighton University.

PROPOSAL TWO	ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act, as amended and SEC Rule 14a-21(a), we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers (say-on-pay), which is described in this Proxy Statement.

“RESOLVED, that the shareholders hereby approve on an advisory basis the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

We have been providing these advisory votes on an annual basis. Following the 2022 Meeting, the next advisory say-on-pay vote will be held at our 2023 Annual Meeting of Shareholders.

As described above under “Compensation Discussion and Analysis,” we believe that our ability to retain and motivate named executive officers with the skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareholders. Our compensation philosophy recognizes the value of rewarding our executive officers for their past performance and motivating them to continue to excel in the future. We endeavor to deliver fair and appropriate compensation to our executive officers that is in the best interests of the Company and its shareholders.

The Board of Directors believes the Company’s compensation programs are tailored to retain and motivate key executives in alignment with maintaining and creating long-term value for our shareholders. The Board of Directors urges you to review carefully the Compensation Discussion and Analysis section of this Proxy Statement, which describes our compensation philosophy and programs in greater detail.

The Board of Directors recommends that you vote in favor of the Company’s executive compensation as described in this Proxy Statement by voting FOR this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (this “CD&A”) discusses the compensation of our Named Executive Officers (“NEOs”) for fiscal year 2021. The CD&A is organized as follows:

CD&A Table of Contents

Executive Summary

For fiscal 2021, our named executive officers were:

Named Executive Officers
Larry A. Mizel	Executive Chairman
David D. Mandarich	President and Chief Executive Officer (“CEO”)
Robert N. Martin	Senior Vice President and Chief Financial Officer (“CFO”)
Rebecca B. Givens	Senior Vice President and General Counsel (“CLO”)

Nearly 50 Years of Shareholder Value Creation

Our Company is one of the leading homebuilders in the United States. Founded in 1972, we have delivered over 220,000 homes to homebuyers across the nation.

Our business consists of two primary operations: homebuilding and financial services. The homebuilding operation is comprised of wholly-owned subsidiary companies that primarily construct and market single-family detached houses to first-time and first-time move-up homebuyers under the name “Richmond American Homes.” Our financial services operations support our homebuilding business.

We strive to generate sustainable long-term value for our shareholders, focusing on our core strength: designing, building and selling quality homes. Homebuilding is a cyclical, often unpredictable, industry. Our business strategy is distinctive among the publicly traded US homebuilders, maximizing risk-adjusted returns while minimizing the risks of excess leverage and land ownership – a strategy designed to outperform over the years.

HOW MDC IS DIFFERENT		WHY IT MATTERS

BUILT FOR SUCCESS THROUGH THE HOUSING CYCLE ✓ Strong balance sheet ✓ 2-3 years land supply ✓ Limited amount of speculative inventory ✓ Industry leading dividend	à
We’re focused on homebuilding, not land speculation, which positions us to withstand, and ultimately benefit from, downturns.
Allows us to reward shareholders with an industry leading cash dividend, which has remained consistent / increased each year since 1994.

DIVERSE PRODUCT MIX WITH A CONTINUED FOCUS ON THE MORE AFFORDABLE SEGMENT

✓ Appeal to a number of buyer demographics
✓ Benefiting from the increase in millennial homebuying
✓ More affordable without sacrificing quality or design elements
à
Allows us to have faster cycle times, increase our absorption pace and improve our gross margin through better pricing power.
Attracts both new homebuyers and move down buyers focused on affordability.
Unique products help differentiate us from peers.

BUILD-TO-ORDER MODEL

✓ Allows for personalization
✓ Differentiates us in the market as more builders move to a spec strategy
✓ "Build-to-order" strategy limits risk vs. speculative building of unsold homes by peer group
à
Allows us to manage the customer experience from end-to-end.
Personalization leads to higher margin sales. We’ve proven we can generate order rates above peer group average without the use of specs.
Model is consistent with our risk conscious operating philosophy.

Strong execution of our strategic initiatives has resulted in a five-year total shareholder return of 226% (see comparison to peer group and S&P 500® Stock Index below) and positioned the Company for continued growth as we look forward to 2022, while the financial stability afforded by our operating strategy has enabled us to reward our shareholders with a consistent dividend program unmatched in the homebuilding industry.

COMPARISON OF CUMULATIVE TOTAL RETURN*

*It is assumed in the graph that $100 was invested (1) in our common stock; (2) in the stocks of the companies in the S&P500® Stock Index; and (3) in the stocks of the peer group companies (See Peer Data section for a list of peer group companies included above), just prior to the commencement of the period and that all dividends received within a quarter were reinvested in that quarter.

Executive Compensation Program Structure: Aligning Pay with Performance

Our compensation program is designed to align executive pay with the drivers of long-term value creation and reward execution of our strategic initiatives.

The annual incentive and long-term compensation programs for our Executive Chairman and CEO are 100% performance-based utilizing our annual and long term business goals and predetermined challenging metrics tied to the drivers of long-term shareholder value. The following table outlines our executive compensation program structure in 2021.
The annual incentives and long-term awards mostly utilized the same metrics (with significantly higher performance required) as the prior year. However, "Home Sale Revenues" was replaced with "Homes Closed" in direct response to comments received from outside shareholders.

2021 Pay Performance Metrics and Outcomes Summarized

2021 Annual Incentive Program – Bonus Determination for Executive Chairman and CEO

2021 Short-Term Incentive Program % Change from Prior Year in Parenthesis
Performance Goal	Performance Required at Threshold	Performance Required at Target	Actual Performance	Bonus Earned
				Executive Chairman	CEO
Adjusted pre-tax return* on equity	10.0% hurdle achieved at 36.9%			$1,500,000	$1,500,000
Additional Bonus Opportunity
Homes Closed	8,158 homes	10,052 homes	9,982 homes (+22%)	$2,437,000	$1,956,000
Adjusted Homebuilding Operating Margin**	10.10%	11.10%	13.98% (+38%)	$2,500,000	$2,000,000
Diluted Adjusted Pre-Tax EPS*	$6.45	$8.84	$10.74 (+67%)	$2,500,000	$2,000,000
Adjusted EBITDA***	$581 million	$771 million	$920 million (+58%)	$2,500,000	$2,000,000
Total Additional Bonus				$11,437,000	$9,456,000

Total Incentive Bonus (Lesser of $10 million and $8 million for the Executive Chairman and CEO, respectively, or the calculated amount)				$10,000,000	$8,000,000
*  Adjusted pre-tax return / income is a non-GAAP financial measure and is defined as pre-tax income before expenses derived from impairments, executive stock-based compensation expense above the budgeted amount, warranty reserve adjustments, non-recurring or out-of-period charges and the effect of changes in laws, regulations or accounting principles divided by diluted weighted shares outstanding.
** Adjusted homebuilding operating margin is a non-GAAP financial measure and is defined as gross margin from home sales before homebuilding SG&A expense, expenses derived from impairments, executive stock-based compensation expense above the budgeted amount, warranty reserve adjustments, non-recurring or out-of-period charges and the effect of changes in laws, regulations or accounting principles divided by home sale revenues
*** Adjusted EBITDA is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation, amortization, non-cash charges derived from impairments, stock-based compensation expense, abandoned project costs, warranty reserve adjustments, non-recurring or out-of-period charges and the effect of changes in laws, regulations or accounting principles.

2021 Long-Term Incentive Program

The long-term incentive program in 2021 includes metrics that measure the Company’s long-term value drivers related to the Company’s core business. The program is performance-based and designed to retain, motivate and reward our executive officers for achieving our strategic and financial long-term objectives through the use of performance share units.

Executive	Target	Threshold	Maximum
Executive Chairman	200,000 shares	50% of Target	200% of Target
CEO	180,000 shares	50% of Target	200% of Target
CFO	17,500 shares	50% of Target	200% of Target

The performance share units vest based on increasing average home sale revenues over a three-year performance period compared to home sale revenues over a base period, while maintaining a minimum average gross margin from home sales (excluding impairments) of at least fifteen percent (15%).

Long-Term Incentive Program
Performance Metric	Base	Threshold	Target	Maximum
Gross Margin from Home Sales (Excluding Impairments)	15% Average Gross Margin from Home Sales requirement
Home Sale Revenues (in billions)	$3.77	$3.95*	$4.14*	$4.52*
* Average over Performance Period

Compensation Governance Best Practices

In order to continue to provide long-term value to our shareholders, our Compensation Committee is committed to maintaining independent and thorough oversight of our executive compensation program and the following governance best practices are key to achieving this goal.

Compensation Governance Best Practices
✓ Executive compensation program design and refinements incorporate shareholder feedback
✓ Significant Executive Chairman and CEO pay is performance based
✓ Compensation Committee sets rigorous targets and metrics
✓ Compensation Committee performs thorough assessment of Company and individual performance
✓ 100% of Compensation Committee is independent
✓ Compensation Committee works with an independent compensation consultant
✓ Executives are subject to significant stock ownership guidelines
✓ Company maintains policies prohibiting hedging Company stock
✓ Clawback policy authorizes Company to recover compensation under specified circumstances
✓ Vesting of cash remuneration under Executive Chairman and CEO employment agreements is subject to double trigger change-in-control provisions

2021 Say-on-Pay Vote

Our Compensation Committee is committed to improving our executive compensation programs and modifying them as necessary to maintain the alignment of our executives and shareholders. We continue to engage investors on executive compensation topics and will continue to seek their feedback. We received a positive vote at the 2021 annual shareholders meeting, where our say-on-pay proposal received 74.9% support.

Even though we received strong support for our say-on-pay proposal, we still took action in response to certain investor comments on our compensation plans. For example, for our 2021 Annual Incentive Plan, "Home Sale Revenues" was replaced with "Homes Closed" in direct response to comments received from outside shareholders.

We continue to seek feedback and actively engage with our shareholders and reached out to holders representing over 60% of our non-affiliated outstanding shares following the 2021 annual meeting. These conversations and feedback helped inform our Board of Directors’ decision-making process with respect to our compensation and governance practices. For example, a few of the more frequent inquiries from our shareholders included:

•Succession planning
•Board refreshment
•Diversity
•Environmental sustainability
•Response to COVID-19

These and other topics raised by our shareholders were discussed with the Board and various committees and we achieved significant progress on each of these topics during 2021. Please see "Commitment to Sound Environmental, Social and Governance Practices" within the Proxy Summary for further discussion of our initiatives around environmental sustainability, diversity and board refreshment.

As mentioned in the Proxy Summary, we have utilized GRI and SASB Standards to identify material ESG topics. A compilation of MDC’s responses to these ESG metrics can be found in the "Performance & Impact" section of our interim ESG Sustainability Report, which is available at ir.richmondamerican.com/esg. We plan to supplement this interim ESG Sustainability Report with 2021 GHG inventory data and any additional relevant updates and release as a full ESG Sustainability report later this year.

MDC’s ESG Policy adopted by the Board can be found on our investor relations website at www.mdcholdings.com.

Executive Compensation Program: Plan Design & Components

Key Goals and Objectives

The Compensation Committee aims to design a compensation program that rewards and retains talented executives while motivating them to drive short-term and long-term performance. We believe that our ability to retain and motivate our executive officers with their exceptional skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareholders.

Our compensation program reflects the above philosophy and, additionally, prioritizes the following:

•Attracting and retaining talented executives and encouraging their long-term service and loyalty

•Supporting our long-term business goals and driving performance by closely aligning our compensation metrics and goals with our long-term growth strategy

•Maintaining a firm link between our executives’ and shareholders’ long-term interests

•Prioritizing growth, risk management and financial stability

•Reflecting shareholder feedback in the compensation program design and related considerations, through regular, ongoing shareholder engagement

Components of Executive Compensation
The Compensation Committee designed our compensation program to support the drivers of value and shareholder return over the long term. It is comprised of three primary elements: (i) base salary, (ii) annual incentive award; and (iii) long-term incentive award.

Compensation Component	Description	Purpose	Key Characteristic
Base Salary	Cash compensation based on executive officer’s role and employment agreement, if any. Salary levels are evaluated annually and may be adjusted for length of service, competitive considerations or recognition of a change in responsibilities.	● Provide financial certainty and stability ● Attract and retain executive talent ● Recognize experience, length of service, competitive market conditions and individual performance	Fixed
Annual Incentive Award	Each year the Compensation Committee approves performance goals for the Executive Chairman and CEO, and establishes Key Performance Indicators (“KPIs”) for the CFO and CLO. The Compensation Committee determines the extent to which an award is earned and the amount of such award is based on individual and Company performance against the pre-established goals.	● Motivate executive officer to achieve key annual goals and position the Company for long-term success ● Reward executive officer for individual performance and overall Company performance	Performance Based
Long-Term Incentive Award	Each executive officer is eligible to receive an award at the discretion of the Compensation Committee based upon long-term performance potential.	● Provide an incentive for executive officers to achieve long-term sustainable success for the Company and to promote shareholder value ● Attract, motivate, reward and retain executive talent	Performance Based

The net effect of our pay design is that both for the CEO and the other NEOs, a large majority of total direct compensation is performance based, and dependent on Company, individual, or stock performance.

CEO	Other NEOs

Fixed Compensation

Base Salary

The Compensation Committee sets executive officer base salaries at a level that reflects the competitive market for these roles as well as each individual’s performance, skills and experience. In light of exceptional performance and to ensure alignment with peer group levels, the Compensation Committee approved increases to the CEO and CFO base salaries to $1,000,000 and $850,000, respectively. Base salaries remained unchanged during the year for our Executive Chairman and CLO.

Performance-Based Compensation

2021 Executive Chairman and Chief Executive Officer Annual Incentive Bonus

Our annual incentive compensation program is designed to retain, motivate and reward the Executive Chairman and CEO for their respective contributions in achieving the Company’s annual financial goals by focusing their attention on the following key economic drivers: return on equity, homes closed, homebuilding operating margin, pre-tax earnings per diluted share and EBITDA. Year-over-year improvement in these key economic drivers is essential to our short-term financial results and, ultimately, our long-term success.

Annual Bonus Calculation Formula: Links to Key Metrics

The 2021 performance goal included a threshold performance objective that must be met prior to any bonus being earned. The threshold performance objective for 2021 was a 10.0% consolidated adjusted pre-tax return on beginning equity (the “ROE Condition”). This was an increase from the prior year threshold performance objective of a 6.0% consolidated adjusted pre-tax return on beginning equity. The actual consolidated adjusted pre-tax return on beginning equity in 2021 was 36.9%, satisfying the ROE Condition, and as such, the Executive Chairman and CEO earned a $1.5 million bonus.

Once the ROE Condition was met, the Executive Chairman and CEO each had the opportunity to earn an additional bonus (the “Additional Bonus Opportunity”) as described below. The Additional Bonus Opportunity was increased during 2021 to $10.0 million for our Executive Chairman and $8.0 million for our CEO. The Additional Bonus Opportunity was previously $6.0 million for both our Executive Chairman and CEO and had been unchanged since 2018. During this time we have grown our homebuilding operations from 15 to 21 divisions, increased home sale revenues by 71% and increased pretax income by 185%. In addition, the Compensation Committee believes that this increase in the Additional Bonus Opportunity was balanced in part by the increase in the ROE Condition for 2021.

Outcomes Reflect Alignment with Performance

Consistent with prior years and based in part on previous shareholder feedback, the Additional Bonus Opportunity for the Executive Chairman and CEO for 2021 was based on four distinct sets of financial goals, as set forth below. The Compensation Committee believes that achievement of these goals, in concert, is important for long term shareholder value creation.

The target performance goals set forth below represent a required improvement over our actual 2020 performance.

Homes Closed	Executive Chairman Bonus (thousands)	CEO Bonus (thousands)	Goal (homes)	Adjusted Homebuilding Operating Margin	Executive Chairman Bonus (thousands)	CEO Bonus (thousands)	Goal
Target	$2,500	$2,000	10,052	Target	$2,500	$2,000	11.1%
Threshold	$800	$800	8,158	Threshold	$800	$800	10.1%

Diluted Adjusted Pre-Tax EPS	Executive Chairman Bonus (thousands)	CEO Bonus (thousands)	Goal	Adjusted EBITDA	Executive Chairman Bonus (thousands)	CEO Bonus (thousands)	Goal (millions)
Target	$2,500	$2,000	$8.84	Target	$2,500	$2,000	$771
Threshold	$800	$800	$6.45	Threshold	$1,000	$1,000	$581

The appropriateness of the categories selected for 2021, along with target and threshold goal amounts, were carefully considered by the Compensation Committee given the Company’s emphasis on prioritizing growth, risk management, financial stability and pursuit of long-term value. Specifically, with respect to the Homes Closed, Adjusted Homebuilding Operating Margin, Adjusted Pre-Tax Diluted EPS and Adjusted EBITDA goals, the threshold performance goals were established based on the prior year actual performance with target performance goals based on the 2021 Business Plan. The target performance goals represent a required improvement over our actual 2020 performance. Bonuses earned for each metric were adjusted on a pro-rata basis if actual results were between Threshold and Target.

The 2021 Business Plan was developed by the Executive Chairman, CEO, CFO and other senior leaders from the “ground up” utilizing (i) forecasts submitted by the presidents for each of the Company’s homebuilding divisions detailing their operational projections for each of their divisions’ communities, (ii) the forecast submitted for the mortgage company by its president; and (iii) forecasts from the CFO regarding the insurance companies, any other income producing divisions of the Company, and all the corporate general and administrative departments. The 2021 Business Plan was reviewed by the Board. The process of developing the business plan incorporates a disciplined evaluation of risks identified by management and the Board to establish a reasonable range of potential performance goals for the year including general economic conditions, fluctuations in interest rates, variations in projected mortgage lending programs, the availability and cost of capital, the availability and acquisition cost of land, materials and contractors in the homebuilding operations, potential for shortages and the increased cost of labor, and increased governmental regulation, including the adverse interpretation of tax, labor and environmental laws.

Target performance goals were established to reflect outstanding performance in light of the risks and market conditions anticipated for 2021.

Based on the achievements in these categories, the Executive Chairman and CEO earned an additional bonus of $9.9 million and $8.0 million, respectively, (subject to the bonus cap discussed below) related to the Additional Bonus Opportunity as shown below.

Short-Term Incentive Program
Performance Goal	Performance Required at Threshold	Performance Required at Target	Actual Performance	Bonus Earned
				Executive Chairman	CEO
Homes closed	8,158 homes	10,052 homes	9,982 homes	$2,437,000	$1,956,000
Adjusted homebuilding operating margin	10.1%	11.1%	13.98%	$2,500,000	$2,000,000
Diluted adjusted pre-tax EPS	$6.45	$8.84	$10.74	$2,500,000	$2,000,000
Adjusted EBITDA	$581 million	$771 million	$920 million	$2,500,000	$2,000,000

Bonus Payment Cap

The 2021 annual incentive bonus for the Executive Chairman and CEO (the ROE Condition Bonus plus the Additional Bonus Opportunity) was subject to a $10.0 million and $8.0 million cap (the “Bonus Cap”), respectively. The Bonus Cap was established by the Compensation Committee based on guidance from its Compensation Consultant taking into account each executive’s historic compensation, reference to executive compensation being awarded to the Company’s peer group and feedback from the Company's shareholders. The Bonus Cap was increased during 2021, consistent with the increase in the Additional Bonus Opportunity discussed above.

In addition, any bonus earned by the Executive Chairman and CEO in excess of $8.0 million and $6.0 million, respectively, would be paid in restricted stock vesting in equal amounts on the first, second and third anniversaries of the date of grant. The Compensation Committee believes that remuneration of a portion of the bonus in the form of restricted stock serves as a retention tool and reflects the alignment of interests between the Executive Chairman/CEO and other shareholders.

2021 CFO and General Counsel Annual Incentive Bonus

The CFO and CLO positions are primarily responsible for accounting, finance, legal and regulatory compliance and, in the judgment of the Compensation Committee, their incentive compensation should not directly depend on the Company’s financial performance. Instead, the CFO and CLO were awarded a bonus opportunity measured by specific Key Performance Indicators (“KPIs”) established by the Compensation Committee, their attainment and a bonus payment commensurate with a percentage of their base pay. The Compensation Committee consults with the Executive Chairman and CEO with regard to their achievements. For 2021, the Compensation Committee established the following KPIs with the associated weighting:

Chief Financial Officer
•Shareholder relations management and oversight (20%)
•Timely and accurate handling of financial regulatory filings (30%)
•Oversight of accounting, finance, information technology and treasury functions, including capital markets and bank financing transactions, if applicable (35%)
•Successful completion of special projects - including ESG (15%)

General Counsel
•Litigation management (20%)
•Regulatory compliance (20%)
•Successful completion of special projects - including ESG (15%)
•Successful supervision of all real estate transactions (25%)
•Oversight of risk management (20%)

The actual bonus amounts were based on the level of the performance achieved:

•A target bonus of 100% of base salary if the Compensation Committee determined that each KPI was achieved.
•A maximum bonus of 200% of base salary if the Compensation Committee determined that each KPI has been exceeded at a level doubling the targeted performance.
•Proportionate bonus levels as a percentage of base salary to the extent some KPIs were partially achieved or exceeded.

Based on its evaluation of performance relative to the established KPIs, the Compensation Committee awarded Mr. Martin and Ms. Givens annual incentive bonuses for 2021 of $1,500,000 and $450,000, respectively, payable in cash.

Long-Term Incentive Compensation

For our Executive Chairman and CEO, the 2021 long-term equity grants were entirely in performance stock units in order to objectively align the incentives of the Company’s management team with the interests of our shareholders. This was a change from prior years, based in part on shareholder feedback, where a portion of the long-term equity grants where comprised of stock options. As a result of eliminating stock options from the long-term equity grant, the number of performance stock units awarded to both our Executive Chairman and CEO were increased in 2021.

For our CFO, the 2021 long-term equity grant was delivered approximately 70% in restricted stock and 30% in performance stock units. The Compensation Committee believes this is an appropriate balance of long-term incentive compensation to encourage the continued retention of the CFO and align his interests with the interests of our shareholders.

Performance Stock Units (PSUs): Metrics

Executives will have their PSU awards vest if they meet the challenging financial and operating goals which have been established to improve our long-term performance.

Long-Term Incentive Metrics
Metric	Link to Value Drivers
Home Sale Revenues	✓Home sale revenues are an industry standard directly linked to the Company’s financial stability and revenue growth
Minimum Gross Margin from Home Sales Before Impairments Threshold	✓Gross margin is an industry standard that investors use to gauge the strength of our business as a measure that costs are being managed effectively

2021 Long-Term Incentive Compensation Awards

The performance stock units will vest based on increasing average home sale revenues over a three-year performance period compared to home sale revenues over a base period, while maintaining a minimum average gross margin from home sales (excluding impairments) of at least fifteen percent (15%).

2021 Long-Term Incentive Compensation Target-Setting Process

The Compensation Committee set clear, ambitious, long-term revenue growth targets over a three-year period. In determining the appropriate targets, the Compensation Committee considered the Company’s long term strategic plan, historic performance, peer group performance, anticipated broader business, market conditions and the Company’s current backlog.

The Target Goal established for each award was based on the Company achieving a three-year average Revenue over the period commencing January 1, 2021 and ending December 31, 2023 (the “Performance Period”) that was at least 10% but less than 20% greater than the Revenue over the period commencing January 1, 2020 and ending December 31, 2020 (the “Base Period”). The Threshold Goal was based on three-year average Revenue over the Performance Period that was at least 5% but less than 10% greater than Revenue over the Base Period. The Maximum Goal was based on three-year average Revenue over the Performance Period that was at least 20% greater than Revenue over the Base Period. The number of PSUs earned shall be adjusted to be proportional to the partial performance between the Threshold Goals, Target Goals and Maximum Goals.

Peer Data

The Compensation Committee utilized peer data as a reference when it considered the incentives and compensation plan design. It was not employed for benchmarking purposes. Rather, the peer group information was considered for broad subjective comparisons and not as an objective metric.

Homebuilder Peer Group Companies (the “Peer Group”)
Lennar Corporation Toll Brothers, Inc. M/I Homes Inc. Meritage Homes Corporation	D.R. Horton, Inc. Hovnanian Enterprises, Inc. NVR, Inc.	KB Home PulteGroup, Inc. Beazer Homes USA, Inc.

The Compensation Committee chose these companies for their parallels to MDC's core business and markets, recognizing that their corporate structure, business strategies and risk profile may significantly vary from those of our Company.

The Compensation Committee refers to the Peer Group not only for compensation purposes, but also for business model and risk evaluation purposes, as discussed in more detail, below.

Role of Compensation Committee and Management

The Compensation Committee conducted a series of meetings beginning in June 2021 and continuing into February 2022, at which time the Compensation Committee developed its determinations regarding 2021 executive officer compensation. The following table summarizes the roles of the Compensation Committee, the Consultant and management in formulating their decisions on executive officer compensation:

Responsible Party	Roles and Responsibilities
Compensation Committee of the Board of Directors The Compensation Committee currently is comprised of Independent Directors and reports to the Board.
● Oversees all executive officer compensation levels, including benefits, having a goal to maintain compensation levels that are comparable to the marketplace and in conformity with shareholder interests.
● Administers the Company's current equity and other compensation plans and any additional plans adopted by the Company.
● Reviews and approves corporate goals and objectives relevant to Executive Chairman and CEO compensation.
● Evaluates the Executive Chairman and CEO's performance in light of set goals and objectives, and determines and approves the Executive Chairman and CEO's compensation level based on this evaluation.
● Has authority to determine and approve non-CEO compensation.
● Makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans.
● Develops a compensation committee report on executive compensation as required by the SEC to be included in the Company's annual proxy statement or annual report on Form
    10-K filed with the SEC.

Consultant to the Compensation Committee

WealthPoint, LLC, as an independent Consultant, retained directly by the Compensation Committee, that provides consulting advice on matters of governance and executive compensation.

● Provides advice and guidance on the appropriateness and competitiveness of our compensation programs relative to Company performance and market practice.
● Performs all functions at the direction of the Compensation Committee.
● Attends Compensation Committee meetings (including executive sessions, as required).
● Provides advice and guidance regarding governance issues bearing on the executive compensation determinations.
● Provides market data, as requested.
● Consults on various compensation matters and compensation program designs and practices.
● Conducts an assessment of the risks arising from our compensation programs.
● Confers with the Executive Chairman and CEO on behalf of the Compensation Committee concerning compensation, incentives and goals for other NEOs.
● Assists in selection of the Company’s peers.

Executive Chairman and CEO With the support of other members of the management team.
● Review performance of the CFO and CLO and makes recommendations to the Compensation Committee with respect to their compensation.
● Confer with the Compensation Committee concerning design and development of compensation and benefit plans for Company employees.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to retain outside counsel, consultants and other advisors to assist it in evaluating compensation or in otherwise discharging its duties and responsibilities. After consideration of independence factors as required by the NYSE, the Compensation Committee engaged WealthPoint, LLC to advise the Committee in connection with year-end 2021 compensation determinations, the structuring of executive compensation for 2022 and the compensation disclosures to be included in this proxy statement. This consultant also assisted the Compensation Committee in determining appropriate peers for purposes of comparing (but not benchmarking) market compensation, and provided other related services.

WealthPoint, LLC has not provided any services to the Company other than the services provided to the Compensation Committee. After considering, among other matters, the absence of any business or personal relationship between the consultants and any member of the Compensation Committee or any executive officer of the Company, the Compensation Committee has concluded the consultant's services do not raise any conflicts of interest.

Other Compensation Considerations

Stock Ownership Guidelines

The Company has adopted formal equity ownership guidelines for the executive officers in order to expressly promote their continued short and long term financial alignment with the interests of the shareholders of the Company. Under the guidelines, each executive officer is encouraged to acquire and maintain ownership of common stock of the Company having an acquisition value of not less than the following multiple of the executive officer’s base annual salary:

Executive Officer	Multiple
Executive Chairman	5X
CEO	5X
All Others	1X

To expedite achievement of the goal set forth above, each executive officer who has not yet achieved the goal agrees to retain the shares they acquire through restricted stock awards, performance share units and the future exercise of employee stock options, net of taxes and any option exercise price, up to the number of shares necessary to achieve the goal. Messrs. Mizel, Mandarich and Martin have all achieved and maintain the stock ownership goal.

Anti-Hedging and Anti-Pledging Policies

Our executive officers (but not other employees) and our Directors are prohibited from acquiring an interest in financial instruments intended to hedge or offset any decrease in the market value of the Company’s stock held directly or indirectly by that person. They also are required to inform the Company’s compliance committee and obtain pre-clearance prior to purchasing Company stock on margin, margining Company stock or pledging Company stock as collateral for a loan.

Clawback Policy

In January 2015, based in part on shareholder feedback, the Corporate Governance/Nominating Committee approved a “Clawback” Policy. The Company’s Clawback Policy authorizes the Company to recover compensation previously paid to executive officers of the Company that was based upon any metric contained in a financial statement that was filed with the U.S. Securities and Exchange Commission during the Company’s then-current fiscal year or during one of the three prior fiscal years, which metric was materially restated.

Compensation and Risk Management

As part of its annual risk assessment, the Compensation Committee reviews the Company’s compensation policies and practices to confirm that the programs are designed in a manner that does not motivate individuals or groups to take risks reasonably likely to have a material adverse effect on the Company. Based on the Compensation Committee’s annual risk assessment, the Company believes that its compensation policies and practices for its employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company, and that such policies and practices are designed with strong oversight mechanisms in place.

Medical Insurance Benefits

Under the terms of their respective employment agreements, each of the Executive Chairman and CEO is entitled to medical insurance benefits for the duration of his life (described in more detail below under “Employment Agreements”).

Other Compensation

In 2021, our executive officers also received compensation in the form of 401(k) employer contributions, incremental travel expenses incurred by the Company in support of not-for-profit organizations (as approved by the Board), legal expenses in connection with employment agreements entered into as part of the 2020 senior leadership succession planning and cell phone allowances.

The Board has determined that it is in the best interests of the Company for its Executive Chairman and its CEO to use the Company's aircraft for non-Company purposes, when the aircraft is not being employed in the ordinary course of Company business. These executive officers reimburse the Company for their non-Company use of the aircraft by paying the incremental cost incurred by the Company for each non-business use, defined as the total variable operating costs directly associated with non-business trips, which include fuel, pilot travel related costs, catering, landing fees, flight communications and trip-related maintenance (the “Incremental Cost”). For their non-business use of the aircraft in 2021, Messrs. Mizel and Mandarich reimbursed the Company for Incremental Cost of $374,275 and $80,008, respectively.

The objective of these benefits is to provide amenities to the Executive Chairman and CEO that allow them to more efficiently utilize their time and to support them in effectively contributing to the success of the Company.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee shall not be deemed to be "filed" with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except that it will be deemed "furnished" in the Company's Annual Report on Form 10-K for 2021, but shall not be deemed incorporated by reference into any filing as a result of being furnished in the Annual Report.

The Compensation Committee hereby confirms that it has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE Raymond T. Baker, Chairman Herbert T. Buchwald

SUMMARY COMPENSATION TABLE

For the fiscal years ended December 31, 2021, 2020 and 2019, the following table summarizes the compensation of the Company’s named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) [1]	Option Awards ($) [2]	Non-Equity Incentive Plan Comp ($) [3]	Change in Pension and Nonqualified Deferred Comp Earnings ($)	All Other Comp ($)	Total ($)
Larry A. Mizel, Executive Chairman	2021	$1,000,000	N/A	$10,869,266	$—	$8,000,000	$—	$80,990	$19,950,256
	2020	$1,000,000	N/A	$7,117,543	$1,885,060	$4,000,000	$—	$147,408	$14,150,011
	2019	$1,000,000	N/A	$4,911,969	$1,576,080	$4,000,000	$—	$297,539	$11,785,588
David D. Mandarich, President and Chief Executive Officer	2021	$1,000,000	N/A	$9,982,336	$—	$6,000,000	$—	$10,279	$16,992,615
	2020	$830,000	N/A	$7,117,543	$1,885,060	$4,000,000	$—	$90,279	$13,922,882
	2019	$830,000	N/A	$4,911,969	$1,576,080	$4,000,000	$—	$8,760	$11,326,809
Robert N. Martin, Senior Vice President and Chief Financial Officer	2021	$850,000	$1,500,000	$1,276,042	N/A	N/A	N/A	$9,420	$3,635,462
	2020	$787,692	$1,000,000	$1,742,240	N/A	N/A	N/A	$9,270	$3,539,202
	2019	$713,077	$850,000	$1,252,984	N/A	N/A	N/A	$9,120	$2,825,181
Rebecca B. Givens, Senior Vice President and General Counsel	2021	$450,000	$450,000	$99,962	N/A	N/A	N/A	$9,420	$1,009,382
	2020	$180,577	$200,000	$199,972	N/A	N/A	N/A	$311	$580,860

1 The amounts shown in the "Stock Awards" column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the following:

2021
–For Messrs. Mizel, Mandarich and Martin, Performance Share Units ("PSUs") were granted to each individual on July 14, 2021. These awards are performance based, and, therefore, the amounts in the table above include $8,869,300, $7,982,370 and $776,064 for Messrs. Mizel, Mandarich and Martin, respectively, reflecting the aggregate grant date fair value of the awards ($44.35) multiplied by the probable outcome of the performance conditions as of the grant date. Assuming achievement of the highest level of performance for these awards, the grant date fair value of the performance-based equity awards for Messrs. Mizel, Mandarich and Martin total $17,738,601, $15,964,741 and $1,552,128, respectively.
–For each of Messrs. Mizel and Mandarich, this column also includes $1,999,966 in Restricted Stock Awards ("RSAs") that were granted February 4, 2021 pursuant to the 2020 performance goals established under the terms of the 2018 Performance-Based Plan.
–For Mr. Martin and Ms. Givens, this column also includes $499,978 and $99,962, respectively, in RSAs that were granted on February 4, 2021 based on their 2020 performance.

2020
–For Messrs. Mizel, Mandarich and Martin, Performance Share Units ("PSUs") were granted to each individual on August 20, 2020. These awards are performance based, and, therefore, the amounts in the table above include $5,117,549, $5,117,549 and $1,367,277 for Messrs. Mizel, Mandarich and Martin, respectively, reflecting the aggregate grant date fair value of the awards multiplied by the probable outcome of the performance conditions as of the grant date. Assuming achievement of the highest level of performance for these awards, the grant date fair value of the performance-based equity awards for Messrs. Mizel, Mandarich and Martin total $10,235,098, $10,235,098 and $2,734,554, respectively.
–For each of Messrs. Mizel and Mandarich, this column also includes $1,999,994 in Restricted Stock Awards ("RSAs") that were granted February 3, 2020 pursuant to the 2019 performance goals established under the terms of the 2018 Performance-Based Plan.
–For Mr. Martin this column also includes $374,963 in RSAs that were granted on February 3, 2020 based on 2019 performance.
–For Ms. Givens, this column includes RSAs granted in connection with her hiring during 2020.

2019
–For Messrs. Mizel, Mandarich and Martin, Performance Share Units ("PSUs") were granted to each individual on August 5, 2019. These awards are performance based, and, therefore, the amounts in the table above include $3,912,000, $3,912,000 and $978,000 for Messrs. Mizel, Mandarich and Martin, respectively, reflecting the aggregate grant date fair value of the awards multiplied by the probable outcome of the performance conditions as of the grant date. Assuming achievement of the highest level of performance for these awards, the grant date fair value of the performance-based equity awards for Messrs. Mizel, Mandarich and Martin total $7,824,000, $7,824,000 and $1,956,000, respectively.
–For each of Messrs. Mizel and Mandarich, this column also includes $999,969 in Restricted Stock Awards ("RSAs") that were granted February 1, 2019 pursuant to the 2018 performance goals established under the terms of the shareholder-approved 2013 Performance-Based Plan.
–For Mr. Martin this column also includes $274,984 in RSAs that were granted on February 1, 2019 based on 2018 performance.

For a description of assumptions used in valuing the awards, please see Note 21 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K, for the year ended December 31, 2021.

2 The amounts shown in the "Option Awards" column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For Messrs. Mizel and Mandarich, the option awards granted in 2020 and 2019 were service based, were assigned a fair value of $8.73 and $7.30 per share, respectively, on the date of grant using the Black-Scholes option pricing model and are being expensed on a straight-line basis over the three year vesting period. For a description of the assumptions used in valuing the awards, please see Note 21 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

3 These non-equity incentive plan compensation amounts were paid in cash in accordance with the terms of the 2018 Performance-Based Plan, as in effect for the year indicated, as compensation for that year's performance. The amounts were paid in the subsequent year.

All Other Compensation

The table below provides a breakdown of all other compensation for 2021 for the named executive officers:

Name	Non- Business Use of Aircraft		401(k) Match [2]	Other [3]	Total
Larry A. Mizel	—	[1]	$8,700	$72,290	$80,990
David D. Mandarich	—	[1]	$8,700	$1,579	$10,279
Robert N. Martin	N/A		$8,700	$720	$9,420
Rebecca B. Givens	N/A		$8,700	$720	$9,420

1 The incremental costs of non-business use of the Company's aircraft are calculated as the total variable operating costs directly associated with non-business trips, which include fuel, pilot travel related costs, catering, landing fees, flight communications and trip-related maintenance (the “Incremental Cost”). For their non-business use of the aircraft in 2021, Messrs. Mizel and Mandarich each reimbursed the Company for the Incremental Cost.

2 401(k) match represents amounts paid in 2022 based on 2021 401(k) deferrals.

3 For Mr. Mizel, the amounts shown for “Other” include $41,370 of Incremental Costs incurred by the Company in support of Mr. Mizel's service to not-for-profit organizations, consistent with the Company’s commitment to sustainability and as approved by the Company's Board. For Mr. Mizel and Mr. Mandarich, the amounts shown for "Other" include legal expenses in connection with their new employment agreements entered into as part of the 2020 senior leadership succession planning. The remainder of the amount shown for Mr. Mizel and Mr. Mandarich and all of the amounts shown for the other NEOs represent cell phone allowances.

GRANTS OF PLAN-BASED AWARDS IN 2021

The following table sets forth certain information with respect to awards granted during 2021 to our named executive officers. The restricted stock awards were made under the 2011 Equity Incentive Plan, while the PSUs awards were made under the 2021 Equity Incentive Plan.

		Estimated payouts under equity incentive plan awards [2]			All other stock awards: Number of shares of stock or units (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Larry A. Mizel	2/4/2021				38,310	[1]		$1,999,966
Larry A. Mizel	7/14/2021	100,000	200,000	400,000				$8,869,300
David D. Mandarich	2/4/2021				38,310	[1]		$1,999,966
David D. Mandarich	7/14/2021	90,000	180,000	360,000				$7,982,370
Robert N. Martin	2/4/2021				9,577	[1]		$499,978
Robert N. Martin	7/14/2021	8,750	17,500	35,000				$776,064
Rebecca B. Givens	2/4/2021				1,914	[1]		$99,962

1 The restricted stock award vests equally over three years, starting with February 4, 2022. Dividends are paid on the restricted stock. The restricted stock granted in 2021 was based on 2020 performance.

2 The PSUs will be earned based upon the Company’s performance, over a three year period commencing January 1, 2021 and ending December 31, 2023 (the “Performance Period”), measured by increasing average home sale revenues over the Base Period. The “Base Period” for the awards is January 1, 2020 to December 31, 2020. The awards are conditioned upon the Company achieving a minimum average gross margin from home sales percentage (excluding impairments) of at least fifteen percent (15%) over the Performance Period. If average home sale revenues over the Performance Period ("Performance Revenues") exceed the Base Revenues by at least 5% but less than 10% (“Threshold Goals”), 50% of the Target Goals will be earned. If Performance Revenues exceed the Base Revenues by at least 20%, 200% of the Target Goals will be earned (“Maximum Goals”). The number of PSUs earned under these grants shall be adjusted to be proportional to the partial performance between the Threshold Goals, Target Goals and Maximum Goals.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021

The table below sets forth information with respect to all unexercised options, unvested restricted stock and unvested performance stock units awarded to our named executive officers that were outstanding as of December 31, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Larry A. Mizel	1,322,697	—		21.46	5/18/2025	—		—	—		—
	233,280	—		26.40	5/23/2028	—		—	—		—
	144,000	72,000	[1]	32.92	8/5/2029	—		—	—		—
	72,000	144,000	[2]	23.90	4/27/2030	—		—	—		—
	—	—		—	—	11,842	[3]	661,139	—		—
	—	—		—	—	33,050	[4]	1,845,182	—		—
	—	—		—	—	38,310	[5]	2,138,847	—		—
	—	—		—	—	—		—	259,200	[6]	14,471,136
	—	—		—	—	—		—	64,800	[7]	3,617,784
	—	—		—	—	—		—	100,000	[8]	5,583,000
David D. Mandarich	1,322,697	—		21.46	5/18/2025	—		—	—		—
	233,280	—		26.40	5/23/2028	—		—	—		—
	144,000	72,000	[1]	32.92	8/5/2029	—		—	—		—
	72,000	144,000	[2]	23.90	4/27/2030	—		—	—		—
	—	—		—	—	11,842	[3]	661,139	—		—
	—	—		—	—	33,050	[4]	1,845,182	—		—
	—	—		—	—	38,310	[5]	2,138,847	—		—
	—	—		—	—	—		—	259,200	[6]	14,471,136
	—	—		—	—	—		—	64,800	[7]	3,617,784
	—	—		—	—	—		—	90,000	[8]	5,024,700
Robert N. Martin	13,266	—		23.46	1/22/2024	—		—	—		—
	19,839	—		21.40	5/23/2025	—		—	—		—
	—	—		—	—	3,257	[3]	181,838	—		—
	—	—		—	—	6,195	[4]	345,867	—		—
	—	—		—	—	9,577	[5]	534,684	—		—
	—	—		—	—	—		—	64,800	[6]	3,617,784
	—	—		—	—	—		—	16,200	[7]	904,446
	—	—		—	—	—		—	8,750	[8]	488,513

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested($)
Rebecca B. Givens	—	—	—	—	4,165	[9]	232,532	—	—
	—	—	—	—	1,914	[5]	106,859	—	—
1 This option vests as to 100% of the remaining shares on August 5, 2022.

2 This option vests as to 50% of the remaining shares on each of April 27, 2022 and 2023.

3 The restrictions on these shares lapse as to 100% of the remaining shares on February 1, 2022.

4 The restrictions on these shares lapse as to 50% of the shares on each of February 3, 2022 and 2023.

5 The restrictions on these shares lapse as to 33-1/3% of the shares on each of February 4, 2022, 2023 and 2024.

6 The PSUs will be earned based upon the Company’s performance, over a three year period commencing January 1, 2019 and ending December 31, 2021. For more detail of the vesting terms see Note 21 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

7 The PSUs will be earned based upon the Company’s performance, over a three year period commencing January 1, 2020 and ending December 31, 2022. For more detail of the vesting terms see Note 21 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

8 The PSUs will be earned based upon the Company’s performance, over a three year period commencing January 1, 2021 and ending December 31, 2023. For more detail of the vesting terms see GRANTS OF PLAN-BASED AWARDS IN 2021 section above or Note 21 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

9 The restrictions on these shares lapse as to 33-1/3% of the remaining shares on each of July 15, 2022, 2023 and 2024.

OPTION EXERCISES AND STOCK VESTED IN 2021

The following table provides additional information about value realized by the named executive officers on option award exercises and restricted stock award vestings during the year ended December 31, 2021.

	Option Awards		Stock Awards
	Number of Shares Acquired on Excercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry A. Mizel	125,000	$4,919,286	327,783	$19,411,459
David D. Mandarich	—	$—	327,783	$19,411,459
Robert N. Martin	—	$—	78,342	$4,651,322
Rebecca B. Givens	—	—	1,388	$66,346

PENSION BENEFITS AT DECEMBER 31, 2021

The following table shows, as of December 31, 2021, the present value of accumulated post-retirement medical insurance benefits under the employment agreements of Mr. Mizel and Mr. Mandarich.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Medical Insurance Benefits ($)	Payments During Last Fiscal Year ($)
Larry A. Mizel	Employment Agreement [1]	N/A	$222,032	N/A
David D. Mandarich	Employment Agreement [1]	N/A	$297,968	N/A
Robert N. Martin	N/A	N/A	N/A	N/A
Rebecca B. Givens	N/A	N/A	N/A	N/A

1 Messrs. Mizel and Mandarich will be eligible to receive a Termination Payment, as described below under "Employment Agreements" upon Retirement, as described in their respective Employment Agreement, following the successful completion of their current Employment Term.

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS

Messrs. Mizel and Mandarich will be eligible to receive a Termination Payment, as described below under "Employment Agreements" upon Retirement, as defined in their respective Employment Agreements, following the successful completion of their current Employment Term.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2021, with respect to the Company’s existing equity compensation plans.

Plan category	(a) Shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by shareholders	6,548,956	23.64	2,618,541
Equity compensation plans not approved by shareholders	--	--	--
Total	6,548,956	23.64	2,618,541

EMPLOYMENT AGREEMENTS

Messrs. Mizel and Mandarich

On October 26, 2020, the Board appointed Larry A. Mizel (previously, Chairman and Chief Executive Officer) as Executive Chairman and David D. Mandarich (previously President and Chief Operating Officer) as President and Chief Executive Officer. In connection with these changing roles, as of October 26, 2020, the Company and each of Messrs. Mizel and Mandarich (each, an “Executive”) entered into new employment agreements that replaced the prior employment agreements with each of the Executives. As of June 28, 2021, the Company and each of the Executives executed amendments to their new employment agreements. The material terms of the employment agreements as amended (“Employment Agreements”) are summarized below.

Employment Term: Mr. Mizel’s Employment Agreement has an initial term of December 31, 2022 and Mr. Mandarich’s Employment Agreement has an initial term of December 31, 2024. The Employment Agreements automatically extend for two-year terms unless (i) the Company or the Executive elects to terminate by six months written notice, or (ii) the Executive is terminated earlier.

Base Salaries: The Employment Agreements retain the Executives’ base salaries specified by the prior employment agreements. Mr. Mizel's base salary may not be less than $1,000,000 per year. Mr. Mandarich's base salary may not be less than $830,000 per year. In 2021, Mr. Mandarich's base salary was increased to $1,000,000 per year. The base salary for the Executive may only be reduced below his prior year's base salary with the consent of the Executive and the Company.

Incentive Compensation: Messrs. Mizel and Mandarich participate in the Company’s annual and long-term incentive compensation plans (“Performance Plans”).

Group Medical Insurance Benefits: The Company provides group medical, dental and vision insurance benefits to Messrs. Mizel and Mandarich. This applies to each of them while he is employed and for the rest of his life after employment. The group medical insurance benefits also provide comparable coverage for the Executive’s spouse for the duration of the Executive’s life and, if she survives the Executive, for an additional sixty months after his death.

Long-Term Disability Benefits: The Company will provide the Executive with long-term disability benefits. Under the benefits, the annual after-tax amount received by the Executive would equal the after-tax amount of his base salary for the year in which he becomes disabled. This long-term disability benefit would be paid monthly until the earlier of the end of the Executive's disability or prior to his becoming totally disabled.

Vacation: The Executive is entitled to receive not less than six weeks of vacation each year without carryover from year to year.

Termination for Cause: An Executive may be terminated for “Cause,” as defined in the Employment Agreements. If terminated for Cause, he will only be entitled to his “Accrued Benefits” of base salary through the termination date, annual incentive compensation earned but unpaid with respect to the year prior to the year of termination, any long-term incentive compensation earned but unpaid with respect to performance periods that ended in the year preceding the year of termination.

“Cause” is defined in the Employment Agreements as: (i) the Executive’s willful refusal to perform material duties reasonably required or requested of him by the Board for thirty days after having received written notice of such refusal from the Board and having failed to commence to perform such duties within such period, (ii) the Executive’s commission of material acts of fraud, dishonesty or misrepresentation in the performance of his duties, (3) any final, non-appealable conviction of the Executive for an act or acts on the Executive’s part constituting a felony under the laws of the United States or any state thereof, or (4) any material uncured breach of the provisions of the confidentiality and non-competition provisions of the Employment Agreement which continues for thirty days after the Executive has received written notice of such breach from the Company.

Termination by the Company without Cause or Termination by the Executive for “Good Reason”: An Executive’s employment may be terminated by the Company at any time without Cause. If so, the Executive, in addition to Accrued Benefits is entitled to a lump sum “Termination Payment” of (i) an amount equal to his aggregate base salary during the 36 months prior to the termination, (ii) an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination, and (iii) the lifetime group medical insurance benefits described above. The Termination Payment includes the vesting of all unvested options, restricted stock and other equity awards and rights as described under Auto-Acceleration of Awards below. In the event that the fair market value of restricted stock units on the date of full vesting is less than the fair market value of the restricted stock units on the date of award, the Termination Payment provides for additional shares of stock to be granted on the date of full vesting so as to equalize the award value to the fair market value of the award on the date of grant. Under the Employment Agreements, termination without Cause includes the Company's election not to extend the term of the Employment Agreement. If the Executive terminates his employment for “Good Reason” as defined in the Employment Agreements, he is entitled to the same Accrued Benefits and Termination Payment.

“Good Reason” is defined in the Employment Agreements as: (i) a material diminution or change, adverse to the Executive, in the Executive’s positions, titles, status, rank, nature of responsibilities, or authority with the Company, including the Executive’s removal as a member of the Board or if the Executive is not nominated for re-election by the Board, (ii) Mr. Mizel having to report to anyone other than the Board or Mr. Mandarich having to report to anyone other than Mr. Mizel or the Board, (iii) a decrease in the Executive’s annual base salary, annual incentive compensation or long-term incentive compensation opportunity, including the Company’s termination of the Performance Plans or the Company’s amendment of the Performance Plans to provide for payments to the Executive in any calendar year which are less than the amount calculated in accordance with Article III of the Performance Plans, as the same may be amended from time to time, without the Executive’s written consent, (iv) a material reduction in the aggregate benefits for which the Executive is eligible under the Company’s benefit plans, (v) the Company requiring the Executive to relocate to another place of employment more than fifty miles from his primary residence, or (vi) a material breach by the Company of the Employment Agreement or any equity award agreement.

Change in Control Provisions: If the Executive’s employment is terminated by the Company within two years following a “Change in Control” (as defined in the Performance Plan) of the Company occurs, the Executive will receive his Accrued Benefits and the Termination Payment.

“Change in Control” is defined in the Performance Plan as the occurrence of:
(a) the acquisition by any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;
(b) the individual directors of the Board as of the Effective Date (the “Incumbent Directors”) cease to constitute at least half of the Board within a twelve-month period; provided, however, that for purposes of this paragraph, any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a of two-thirds of the Incumbent Directors at the beginning of such twelve-month period shall be considered an Incumbent Director;
(c) consummation, in one transaction or a series of related transactions, of a reorganization, merger, or consolidation of the Company or sale or other disposition, direct or indirect, of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, the Persons who were the “beneficial owners” of outstanding voting securities of the Company immediately prior to such Business Combination “beneficially own,” by reason of such ownership of the Company’s voting securities immediately before the Business Combination, more than 50% of the combined voting power of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination; or
(d) approval by those Persons holding the voting securities of the Company of a complete liquidation or dissolution of the Company.

Termination due to Retirement, Death, Presumed Death or Disability: If the Executive’s employment hereunder is terminated due to the Executive’s “Retirement” as defined in the Employment Agreement, death, presumed death or disability, the Executive, or the Executive’s beneficiary or estate, as applicable, will receive the Accrued Benefits and the Termination Payment. Retirement means the termination at the election of the Executive of the Executive’s employment after December 31, 2022 in the case of Mr. Mizel and December 31, 2024 in the case of Mr. Mandarich or the non-renewal by the Executive of the Employment Agreement after his respective initial term.

Auto-Acceleration of Awards: The Employment Agreements provide that in the event of death, presumed death, total disability, termination of the Executive’s employment by the Company without Cause (which includes a non-renewal by the Company of the Employment Agreement for each additional term) or termination by the employee for Good Reason, all outstanding unvested awards under the Company’s equity incentive plans will be fully vested, exercisable, and/or payable at the maximum level (auto-accelerated) regardless of whether all vesting conditions relating to length of service, attainment of performance goals, or otherwise have been satisfied. In the event of a Retirement or in the event of a Change in Control following which the employment of the Executive is terminated by the Company, all outstanding unvested awards other than performance share unit (“PSU”) awards will be auto-accelerated and, with respect to all unvested PSU awards that are outstanding on a termination date, the number of shares to be earned, issued and delivered to the Executive, if any, for such outstanding PSUs will be determined at the end of the performance periods in which such Retirement or termination of employment following a Change in Control occurs and will be issued and paid to the Executive as though he continued to be employed through the end of the performance period. The Company amended the Executives’ existing PSU and other award agreements, as necessary, to conform them to the terms of the Employment Agreements.

Excess Parachute Payments: Certain payments that Messrs. Mizel and Mandarich may receive could be subject to an excise tax as an “excess parachute payment” under the Internal Revenue Code. This could occur following a Change in Control or through other payments made to the Executives. The Employment Agreements provide for calculations to compare the after-tax effect to the Executive of (a) automatically reducing the amount of the payment sufficient to avoid triggering any excise tax or, in the alternative, (b) paying the full awarded payment, requiring the executive to be fully responsible for payment of the excise tax, whichever alternative results in the greatest after-tax benefit to the executive.

See "Potential Payments Upon Termination or Change in Control" below for additional information.

Option to Purchase Aircraft: Mr. Mizel’s Employment Agreement provides that, upon Mr. Mizel’s termination of employment with the Company, other than a termination “for cause,” he is granted a 90-day option to purchase the Company’s aircraft and associated equipment and parts (collectively, the “Aircraft). The purchase price, in cash, will be at the fair market value of the Aircraft, as determined by expert valuation in the event Mr. Mizel and the Company are unable to agree upon the amount of the fair market value.

Certain Other Change in Control Agreements

Mr. Martin and Ms. Givens entered into change in control agreements with the Company effective May 23, 2015 and July 15, 2020, respectively. Each agreement will terminate on the earlier of termination of employment or the end of the current term of the agreement (December 31, 2022 for both executives). However, unless either party to the agreement elects by notice in writing delivered to the other at least 90 days prior to December 31 of the current term, the term of the agreement will be renewed automatically for successive one-year terms. In addition, if the agreement has not been terminated prior to a change in control (as defined below), upon a change in control, the term of the agreement will extend automatically following such change in control for two years.

A “change in control” occurs if:

•a report on Schedule 13D is filed with the SEC disclosing that any person other than the Company (or one of its subsidiaries or one of their employee benefit plans), or any director of the Company or an affiliate of the director, is the beneficial owner of 50 percent or more of the combined voting power of the outstanding securities of the Company;
•any person other than the Company (or one of its subsidiaries or one of their employee benefit plans), or any director of the Company or an affiliate of the director, purchases securities, pursuant to a tender offer or exchange offer such that, after consummation of the offer, the person is the beneficial owner of 50 percent or more of the combined voting power of the outstanding securities of the Company;
•the shareholders of the Company approve (A) any consolidation or merger of the Company (1) in which the Company is not the continuing or surviving corporation, or (2) pursuant to which shares of common stock of the Company would be converted into cash, securities or other property, or (B) any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or
•there is a change in a majority of the members of the Board within a twelve month period, unless the election or nomination for election by the Company's shareholders of each new director during such twelve month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such twelve month period.

For purposes of Mr. Martin’s and Ms. Givens' agreements, a “change in control event” occurs if a change in control is followed by a material change within two years. A material change is defined in the agreements to occur if:

•employment is terminated without cause (as defined in the agreements);
•the Company makes certain adverse changes in the employee's reporting relationship, titles, functions or duties;
•the Company assigns or reassigns the employee, without the employee's written permission, to another place of employment more than fifty miles from the current place of employment;
•the Company reduces the employee's base salary, annual or long-term incentive compensation, or the manner in which the compensation is determined unless the reduction applies to other officers of the Company; or
•a purchaser of all or substantially all of the Company's assets or any successor or assignee of the Company fails to assume the agreement.

Pursuant to each agreement, if a change in control event occurs, the employee may elect within 90 days after the change in control event to terminate their employment, if not previously terminated by the Company, and to receive a change in control payment. The change in control payment (to be paid upon termination of employment by either the Company or the employee) equals two times the sum of: (i) the employee’s annual base salary in effect immediately prior to the change in control event, plus (ii) the amount of the employee’s last regular annual bonus, provided that the amount of the annual bonus shall not exceed 50% of the annual base salary in effect immediately prior to the change in control event.

If a change in control event occurs, the employee also would be entitled to continue to participate in the Company's employee benefit plans, policies and arrangements that provide insurance and medical benefits on the same basis as provided prior to the change in control event for a period of twelve months after the date of termination of employment.

If a change in control as defined above occurs, all options, dividend equivalents and other rights granted to the employee under any Company equity incentive plan will be accelerated and become exercisable immediately prior to the closing of the change in control. If the change in control is not concluded, the election to exercise such options and other rights shall be of no effect and the options shall remain subject to their original restrictions.

Any amounts payable pursuant to the change in control agreement are in addition to any payments otherwise payable to the employee pursuant to any agreement, plan or policy of the Company. Certain payments that the employee may receive could be subject to an excise tax as an "excess parachute payment" under the Internal Revenue Code. This could occur following a change in control or a change in control event, either alone or together with other payments made to the employee. In the agreement, the employee has agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as "excess parachute payments."

See "Potential Payments Upon Termination or Change in Control" below for additional information.

The Compensation Committee believes that the potential payments in these limited change in control circumstances fit well within the Company's overall compensation philosophy. The termination and change in control payments are calculated based on the base salaries and the annual bonuses paid to the executives. The Committee believes that the long-term interests of our shareholders are aligned with the executives in that their compensation is, in turn, aligned with the success of the Company. The potential change of control compensation varies with the compensation previously paid to the executive, affords stability to the Company's leadership and is consistent with the philosophy of the Committee to provide compensation that assures retention, incentive and reward to the executive team.

Amendments to Performance Share Unit (PSU) Agreements Awarded to Messrs. Mizel and Mandarich

As of June 28, 2021, the Company and each of Messrs. Mizel and Mandarich executed amendments ("Amendments") to their employment agreements to provide that, in the event of a Change in Control following which the employment of the Executive is terminated by the Company, all unvested PSUs granted to the executive will vest, but the amount, if any, payable with respect to such PSUs will be conditioned on the actual achievement of the specified performance criteria and would not be paid until the end of the applicable performance period. The 2019 and 2020 PSU grant agreements for Messrs. Mizel and Mandarich have been amended to correspond to the provisions of the Amendments

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows potential payments to our named executive officers under existing contracts for various scenarios involving a change in control or termination of employment, assuming a triggering event on the last business day of 2021. Please see the narrative above under "Employment Agreements" and "Certain Other Change in Control Agreements" for a description of payments contemplated by these agreements. In addition, Messrs. Mizel and Mandarich will be eligible to receive a Termination Payment, as described above under "Employment Agreements" upon Retirement, as defined in their respective Employment Agreements, following the successful completion of their current Employment Term.

Name	Benefit	Termination w/o Cause or Material Change		Change in Control		After Change in Control – Material Change or w/o Cause[1]		Voluntary Termination		Death		Disability
Larry A. Mizel	Severance Pay	$3,000,000	[2]			$3,000,000	[2]			$3,000,000	[2]	$3,000,000	[2]
	Ann. Incentive Comp.	$18,000,000	[3]			$18,000,000	[3]			$18,000,000	[3]	$18,000,000	[3]
	Stock/Option Vesting	$62,187,928	[4]			$51,021,928	[5]			$62,187,928	[4]	$62,187,928	[4]
	Health Care Benefits	$222,032	[6]			$222,032	[6]	$222,032	[6]	$88,473	[6]	$222,032	[6]
David D. Mandarich	Severance Pay	$2,660,000	[2]			$2,660,000	[2]			$2,660,000	[2]	$2,660,000	[2]
	Ann. Incentive Comp.	$12,000,000	[3]			$12,000,000	[3]			$12,000,000	[3]	$12,000,000	[3]
	Stock/Option Vesting	$59,954,728	[4]			$49,905,328	[5]			$59,954,728	[4]	$59,954,728	[4]
	Health Care Benefits	$297,968	[6]			$297,968	[6]	$297,968	[6]	$88,432	[6]	$297,968	[6]
Robert N. Martin	Severance Pay					$1,700,000	[7]
	Bonus Payment					$850,000	[8]
	Stock/Option Vesting	$10,252,007	[9]	$1,062,389	[10]	$8,212,593	[11]			$10,252,007	[9]	$10,252,007	[9]
	Health Care Benefits					$26,637	[12]
Rebecca B. Givens	Severance Pay					$900,000	[7]
	Bonus Payment					$450,000	[8]
	Stock/Option Vesting	$339,391	[9]	$339,391	[10]					$106,859	[9]	$106,859	[9]
	Health Care Benefits					$8,139	[12]

1 Following both a change in control and termination without cause or a material change, Messrs. Mizel, Mandarich and Martin and Ms. Givens may elect to terminate employment and receive the identified benefits.

2 Under the executive's employment agreement, this is calculated as the aggregate base salary earned by the executive during the prior three years. This amount does not include any amount that may be payable upon a two-tier tender offer that results in a change of control. See footnote 5 below.

3 Under the executive's employment agreement, this is calculated as of December 31, 2021 at 300% for Mr. Mizel and 200% for Mr. Mandarich of the "Annual Incentive Compensation" paid for 2020. To the extent a portion of the Annual Incentive Compensation is paid in restricted stock, that portion of the Annual Incentive Compensation is included and considered in addition to the cash portion.

4 Represents the value of unvested restricted stock and performance share units at December 31, 2021 plus an amount representing the difference between MDC’s stock price at December 31, 2021 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price, pursuant to the terms of the respective agreement. In the event that the fair market value of restricted stock units on the date of full vesting is less than the fair market value of the restricted stock units on the date of award, additional shares of stock will be granted on the date of full vesting so as to equalize the award value to the fair market value of the award on the date of grant pursuant to the terms of the executive's employment agreement.

5 Represents the value of unvested restricted stock at December 31, 2021 plus an amount representing the difference between MDC’s stock price at December 31, 2021 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price, pursuant to the terms of the respective agreement. In the event that the fair market value of restricted stock units on the date of full vesting is less than the fair market value of the restricted stock units on the date of award, additional shares of stock will be granted on the date of full vesting so as to equalize the award value to the fair market value of the award on the date of grant pursuant to the terms of the executive's employment agreement. In addition, this includes the value of unvested performance share units at December 31, 2021. Under the executive's employment agreement, the PSUs will become 100% vested as of the date of such Change in Control Event, with the number of shares of stock to be earned, issued and delivered to the Employee, if any, for such vested PSUs to be determined at the end of the Performance Period and to be issued and paid to the Employee as though he continued to be employed through the end of the Performance Period. The 2021 PSU value has been estimated at the target goal, and the 2020 and 2019 PSU value has been estimated at the maximum goal at 12/31/2021. For more details see Note 21 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

6 Represents the total projected medical insurance benefit obligation for the executive, which would provide medical benefits that are at least comparable to those provided to the executive at the time his employment agreement was signed. The Company will pay the medical insurance benefit for the duration of the executive's life. The medical insurance benefit also provides comparable coverage for the executive's spouse for duration of the executive's life and, if she survives him, for an additional 60 months after his death. This amount is estimated based on 2021 costs incurred by the Company.

7 Under the executive's change in control agreement, this is calculated as 200% of the executive's annual base salary.

8 Under the executive's change in control agreement, this is calculated as two times the amount of the executive’s last regular annual bonus, provided that for these purposes, such regular annual bonus amount shall not exceed 50% of the executive's annual base salary at the rate in effect immediately before the change in control event.

9 Represents the value of all unvested restricted stock and performance share unit awards at December 31, 2021, which would become fully vested pursuant to the terms of the respective agreement.

10 Represents the value of all unvested restricted stock at December 31, 2021. If a change in control occurs, all options, dividend equivalents and other rights granted to the employee under any Company equity incentive plans shall be accelerated and shall become exercisable immediately prior to the closing of the change in control so as to permit the employee fully to exercise all outstanding options and rights.

11 Represents the value of all unvested performance share units at December 31, 2021 pursuant to the terms of the performance share unit grant agreement. Under the 2021 PSU agreement, the PSUs will become 100% vested as of the date of such Change in Control Event, with the number of shares of stock to be earned, issued and delivered to the Employee, if any, for such vested PSUs to be determined at the end of the Performance Period and to be issued and paid to the Employee as though he continued to be employed through the end of the Performance Period. The 2021 PSU value has been estimated at the target goal at 12/31/2021. For more details see Note 21 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

12 Under the executive's change in control agreement, the executive shall be entitled to continue to participate in each of the Company's employee benefit plans, policies or arrangements which provide insurance and medical benefits on the same basis as was provided to the executive prior to the change in control event for a period of 12 months after the date of termination of executive's employment. This amount is estimated based on 2021 costs incurred by the Company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

The Board of Directors convenes on a monthly basis and is comprised of a majority of independent Directors. This independent majority and our regular governance practices, including periodic executive sessions of the independent Directors at which the Lead Director presides, provide an effective and independent oversight of management. The Company’s Board is composed of Directors who provide diverse experience and talent to our Company. Four of our ten Directors have Board tenure of ten years or less, with two of these Directors serving as chairs of key Board Committees. New Directors bring a fresh perspective to our Board’s deliberations. The remaining Directors continue to provide their knowledge, experience and understanding of the Company’s approach to balancing risk and reward inherent in the homebuilding industry, which is fundamental to achieving long-term shareholder value. The professional qualifications of the Directors include a diverse range of talents and experiences well suited to guiding the Company in our challenging industry and drive long-term value.

Our Board is Uniquely Qualified to Oversee Company Strategy
✓ Real Estate ✓ Homebuilding ✓ Senior Leadership ✓ Risk Management ✓ Banking	✓ Finance ✓ Accounting ✓ Legal ✓ Regulatory ✓ Business Management

The Board of Directors and the Audit Committee meet monthly. The other committees meet regularly, as required. Directors also consider Company matters and participate in numerous communications with the Executive Chairman and other officials of the Company wholly apart from the formal Board meetings.

The following table shows the frequency of the Board and Board committee meetings over the last three years:

	2021	2020	2019
Board of Directors	12	13	12
Audit Committee	12	11	11
Compensation Committee	4	8	7
Corporate Governance/Nominating Committee	7	7	3
Legal Committee	10	10	9

Our Board of Directors is significantly more-engaged than our peer companies. The monthly Board meetings allow Directors to monitor shareholder investment, review the financial and operational performance of the Company and engage closely with our senior management in implementing the strategy for long-term risk-adjusted growth and increased shareholder value.

Meetings Per Year:	MDC Holdings	Peer Group Avg.*
Board of Directors	12	6.1
Audit Committee	12	7.4
Compensation Committee	4	5.6
Corporate Governance/Nominating Committee	7	4.7

* Per most recent proxy statement filings. Peer group includes: Beazer Homes (BZH), D.R. Horton (DHI), Hovnanian Enterprises, Inc. (HOV), KB Home (KBH), Lennar (LEN), M/I Homes Inc. (MHO), Meritage Homes Corporation (MTH), NVR, Inc. (NVR), PulteGroup (PHM), and Toll Brothers (TOL)

In 2021 – all of the Company's Directors attended 100% of the monthly meetings of the Board of Directors and the meetings of the committees on which they served.

Directors are expected to attend the Company's annual meeting of shareholders. To facilitate their attendance, the annual meetings typically are scheduled the same day as a monthly Board meeting. In 2021, all of the Directors attended the annual meeting.

Board Leadership.

Larry A. Mizel serves as Executive Chairman and principal executive officer of the Company. Mr. Mizel, who founded our Company, has served the Company for 49 years and is one of the two largest shareholders of the Company. He provides effective leadership and guidance in the development of the Company's risk profile, pursuit of its strategic goals and recognition of business opportunities that present themselves.

Herbert T. Buchwald serves as the Company's independent Lead Director. The independent Lead Director presides at the executive sessions of the independent Directors and his authority also includes approving the schedule of Board and Committee meetings and the agendas and topics to be considered at the Board and Committee meetings, coordinating the activities of the various committees of the Board, advising the Chairman as to the quality, quantity and timeliness of the flow of information from management, and coordinating and developing the agenda for executive sessions of the Board's independent Directors. See “Lead Director” below.

For the foregoing reasons, and in light of the Board's role in risk oversight described below, the Company has determined that its leadership structure is appropriate.

Risk Oversight.

Our Board of Directors oversees the Company’s management and exposure to risk.  The Board, itself and through its Committees, regularly discusses our material risk exposure, the potential impact on the Company and the efforts of management to manage the risks that are identified.  In meetings with Company management, the head of the internal audit department and the external independent auditors, the Audit Committee reviews regulatory, information technology, financial and accounting risk exposure, the Company's insurance coverage with respect to such risks, reserves and the Company’s internal controls. The Corporate Governance/Nominating Committee, with the guidance of corporate and outside counsel, considers the risks associated with corporate governance.  The Compensation Committee considers risks associated with the elements contained in the Company’s compensation programs.  The Legal Committee considers the risks that arise from material litigation, regulatory issues and other legal issues.  Each of our Committees generally reports to the Board on a monthly basis.

Board Oversight of Sustainability Initiatives.

MDC’s Board of Directors brings industry leadership and experience in providing oversight of and guidance to sustainability initiatives at the Company. The Board works closely with management in establishing and communicating Company culture and values. MDC’s senior management regularly updates the Board on environmental, health and safety, and community involvement by the Company. The Board receives reports at least annually of shareholder engagements related to sustainability and considers investor feedback when providing oversight of management on topics related to sustainable business practices and corporate responsibility. While we are proud of the commitments made to date, we are committed to pursuing even more steps to promote environmental and social sustainability for our customers and communities.

Director Independence.

Each of Ms. Sinden and Messrs. Baker, Berman, Blackford, Buchwald, Reece and Siegel are independent. NYSE listing standards require that the Board be comprised of a majority of independent directors. SEC rules and NYSE listing standards require that audit committees be comprised solely of independent directors. NYSE listing standards also require that corporate governance/nominating committees and compensation committees be comprised solely of independent directors.

Under the NYSE listing standards, no director qualifies as "independent" unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The NYSE listing standards also require that, in determining the independence of any director who will serve on the Company’s Compensation Committee, the Board of Directors consider all factors specifically relevant to determining whether the director has a relationship with the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation

Committee member, including the source of compensation of such director and whether the director is affiliated with the Company (or a subsidiary or affiliate of a subsidiary).

The Board has adopted standards of independence to assist in determining whether a director of the Company is independent. The standards are available on the investor relations section of the Company's website, www.mdcholdings.com.

The Company's Board of Directors has determined the independence of Directors based on a review conducted by the Corporate Governance/Nominating Committee. This determination included consideration of the deposit and payroll accounts the Company maintained at two banking divisions of Zions Bancorporation, National Association (“Zions”), of which Mr. Blackford is an officer. The Board also considered the participation by Zions as the smallest lender in the Company’s revolving credit facility, in which there are several lenders, and the participation by a Zions' affiliate in the underwriting group for the Company's August 2021 public offering of debt securities, for which it distributed 2.3% of the securities. Mr. Blackford had no direct or indirect material interest in the foregoing transactions and the Board concluded that the amounts involved (less than 0.017% of Zion’s revenues) were not significant.

With respect to the determination of Mr. Reece’s independence, the Board considered that, until his retirement on August 1, 2008, he was the Executive Vice President and Chief Financial Officer of the Company. Mr. Reece is serving in a volunteer position as president of a non-profit organization (Cancer League of Colorado), which, in 2021, received charitable contributions from a number of Company officers and directors (totaling less than $20,000). The Board concluded that the amount was not significant.

The Board determined that Ms. Sinden and each of Messrs. Baker, Berman, Blackford, Buchwald, Reece and Siegel have no material relationship with the Company, each is independent under the NYSE listing standards and each meets the foregoing standards of Director independence adopted by the Board, including for Audit and Compensation Committee membership. The Board determined that each of the foregoing Directors meets the independence standards for Audit Committee membership under the rules of the SEC and they each qualify as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. In 2021, the Board determined that Leslie B. Fox, who resigned as a Director on August 31, 2021, met the foregoing standards of Director independence, including for Audit and Compensation Committee membership.

Lead Director.

By vote of the independent directors, Herbert T. Buchwald, an independent member of the Board, was elected Lead Director. In his capacity as our Lead Director, Mr. Buchwald has the following responsibilities:

✓ Presides at Board meetings if the Executive Chairman and the Chief Executive Officer are not present;	Uniquely Engaged: Attended 45 Board and committee meetings in 2021 (Board and Audit Committee meet monthly)
✓ Approves the schedule of Board and committee meetings and the agendas and topics to be considered at Board and committee meetings;
✓ Approves information being sent to the Board;
✓ Coordinates activities of the various Board committees;	Annual compensation established in 2013 based upon an analysis and recommendation of our Compensation Committee's independent consultant
✓ Advises the Executive Chairman as to the quality, quantity and timeliness of the flow of information necessary to permit the independent Directors to effectively and responsibly perform their duties;

✓ Coordinates the agenda for and presides at executive sessions of the independent Directors;
✓ Acts as a liaison between the independent Directors and the Executive Chairman as needed;	Leads investor engagement effort (reached out to investors representing over 60% of non-affiliated shares outstanding in 2021)
✓ Is available for communication and engagement with major shareholders, and engaged with institutional shareholders in 2021 and 2022;
✓ Facilitates the process of conducting committee and Board self-evaluations;
✓ Promotes effective practices to achieve a high standard of corporate governance; and	Re-election to the Board was supported by nearly 90% of the shares voted in 2019
✓ Provides guidance to the committee chairmen and independent Directors in the performance of their duties.

Our Lead Director provides critical boardroom skills necessary for ensuring sound and effective Board oversight of company strategy, governance, executive compensation, investor engagement, and sustainable business practices that drive long-term shareholder value creation.

A description of the role of the Lead Director is posted on the investor relations section of the Company's website, www.mdcholdings.com.

Board Committees and Related Matters

Audit Committee.

The Audit Committee of the Board of Directors, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of Mr. Reece, who serves as Chairman, Mr. Berman and Mr. Buchwald. Each member of the Audit Committee is "independent" and "financially literate" in the judgment of the Board of Directors, as defined in the listing standards of the NYSE and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Buchwald is an "audit committee financial expert" as defined by applicable SEC regulations. The Board believes that his experience and qualifications described above under "Election of Directors" qualify him to act as the Audit Committee's audit committee financial expert.

The Audit Committee met twelve times during 2021. The organization, functions and responsibilities of the Audit Committee are described in the restated charter for the Audit Committee, which is posted on the investor relations section of the Company's website, www.mdcholdings.com. The Audit Committee's functions include, among others:

✓ Assisting the Board in its oversight of the Company's compliance with legal and regulatory requirements;
✓ Setting the “tone at the top” and emphasizing the importance of an environment that supports integrity in the financial reporting process;
✓ Oversight of the Company's external auditors, including processes for monitoring auditor independence;
✓ Review of the Company's financial statements, including non-GAAP measures and related Company policies and disclosure controls;
✓ Review of the annual audit plan and results of the audit, including communicating with the external auditor on critical audit matters expected to be described in the auditor’s report;
✓ Review of related party transactions, significant reserves and any significant modification in accounting policies, including oversight of the implementation of new accounting standards;
✓ Oversight of the duties of the Company's internal audit department, including oversight and participation in the resolution of internal control issues where identified; and
✓ Review and discussion of policies with respect to risk assessment and risk management, including disaster recovery and cybersecurity risks.

Compensation Committee.

The Compensation Committee met four times during 2021. The Compensation Committee consists of Mr. Baker, who serves as Chairman, and Mr. Buchwald. Each member of the Committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE, and has been determined by the Board to qualify as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. The Compensation Committee approves executive compensation plans, reviews salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishes salary levels, benefits and other forms of compensation for employees and addresses other compensation and personnel matters as the Board of Directors from time to time may request. The organization, functions and responsibilities of the Compensation Committee are described in the Compensation Committee's restated charter, which is posted on the investor relations section of the Company's website, www.mdcholdings.com.

For a discussion of the Company's compensation philosophy and a description of the Company's processes and procedures for the consideration and determination of executive and director compensation, see the "Compensation Discussion and Analysis" above and "2021 Director Compensation" below.

Scope of Authority of Compensation Committee

The Compensation Committee has the authority to oversee all employee compensation levels, including benefits. Its goal is to have the Company develop compensation levels that will attract, retain, reward and motivate employees, that are competitive with those prevailing in the marketplace and are consistent with shareholder interests. The Compensation Committee also administers the Company's equity and other compensation plans, as they may be amended from time to time. The Compensation Committee may delegate the day-to-day administrative duties of these plans to Company officers, employees and agents.

The primary components of the Company's executive compensation have been: a base salary, annual performance-based bonuses and equity-based, long-term incentive awards. The Compensation Committee also has discretionary authority to award other forms of executive compensation.

The Compensation Committee reviews and establishes the base salaries for the executive officers annually. The base salaries of Mr. Mizel, the Executive Chairman, and Mr. Mandarich, President and Chief Executive Officer, were established in accordance with their employment agreements with the Company. The base salary for Mr. Mandarich was subsequently increased, at the Compensation Committee's discretion, to $1,000,000 in light of exceptional performance and to ensure alignment with peer group levels. The base salaries for Mr. Martin, Senior Vice President and Chief Financial Officer, and Ms. Givens, Senior Vice President and General Counsel, were established at the Compensation Committee's discretion.

Annual bonuses are awarded to Mr. Mizel, the Executive Chairman, and Mr. Mandarich, the President and Chief Executive Officer, pursuant to the terms of the Company’s 2018 Performance-Based Plan, adopted by the Compensation Committee and the Board in December 2018 and amended in 2020. This Performance-Based Plan provides for a broad range of incentive criteria and the adoption of performance goals.

Annual bonuses for Mr. Martin, the Chief Financial Officer, and Ms. Givens, the General Counsel, may be awarded based on an assessment by the Executive Chairman and the Chief Executive Officer of their achievement of Key Performance Indicators (KPIs) established for each of their positions.

The Compensation Committee also has discretionary authority to determine equity awards, including stock options, restricted stock and/or performance share units, granted to the executive officers and may exercise that authority based on its subjective assessment and determination of the individual's performance, contributions to the Company and role in achieving the Company's results and objectives.

Historically, the Company's Board of Directors, and not the Compensation Committee, has exercised the authority to consider and determine Director compensation, including retainer and meeting fees. Each Director, who was not an employee of the Company ("Non-Employee Directors") has received equity compensation pursuant to the M.D.C. Holdings, Inc. 2020 Equity Incentive Plan for Non-Employee Directors approved by the shareholders in 2020 (the “2020 Director Plan”), under which each Non-Employee Director is granted an option to purchase 33,067 shares of common stock annually. The amount of shares covered by the option will be proportionally increased or decreased for any increase or decrease in the number of shares of stock outstanding on account of any recapitalization, split, reverse split, combination, exchange, dividend or other distribution payable in shares of stock.

The options are fully vested on the date of the grant and exercisable six months thereafter. In lieu of an option, each Non-Employee Director can elect in advance to receive a restricted stock award that would result in the same reportable expense to the Company as the stock option. Each restricted stock award vests on March 1st of the following year.

Role of Executive Officers regarding Employee and Executive Compensation

Mr. Mizel and Mr. Mandarich, with the assistance of the Company’s human resources department, make recommendations to the Compensation Committee with respect to the structure of the compensation plans and proposals for compensation levels for Company employees, including the Chief Financial Officer and the General Counsel. The resources and processes used in making these recommendations involve a review of employee performance with respect to established goals, and overall Company performance subjectively compared to other public homebuilders and the Company's business plan.

The Compensation Committee took these recommendations into account, together with a variety of other inputs, in its decision making process.

Corporate Governance/Nominating Committee.

The Corporate Governance/Nominating Committee met seven times during 2021. The Corporate Governance/Nominating Committee consists of Mr. Siegel, who serves as Chairman, Mr. Blackford and Mr. Buchwald.  Each member of the Committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE.  The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the Committee's charter, which is posted on the investor relations section of the Company's website, www.mdcholdings.com.  The functions of the Corporate Governance/Nominating Committee include development of and recommendations as to corporate governance principles and the Company's Code of Conduct, identification of individuals qualified to become Board members, the review of Director independence, the selection process for Director nominees and oversight of the self-evaluations of the Board and the Audit, Compensation and Corporate Governance/Nominating Committees.

Procedures for nominating persons for election to the Board are contained in the Company's By-Laws and, accordingly, those procedures constitute the Company's policy with regard to the nomination and consideration of Director candidates recommended by shareholders. The Corporate Governance/Nominating Committee will consider candidates identified by shareholders following the procedures set forth in the By-Laws. There have been no changes to these procedures in the last year.

The By-Laws provide that nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by any shareholder entitled to vote for the election of Directors and who complies with the notice procedures set forth in the By-Laws. Specifically, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to, or mailed and received at, the principal offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth in writing the information required by the By-Laws. The chairman of the meeting will determine whether or not the nomination was made in accordance with the foregoing procedure. If it was not, the chairman will so declare and the defective nomination will be disregarded. If it was, the nomination will be considered. The Corporate Governance/Nominating Committee may request that additional information be provided in connection with consideration of the nomination.

The Corporate Governance/Nominating Committee believes that all candidates for the Board, including candidates recommended by shareholders, should have experience in appropriate areas and disciplines and, ideally, will add to the experience of current Board members. In identifying Director nominees and recommending candidates for nomination by the Board, the Committee considers and assesses, in addition to applicable requirements of law and of the NYSE, the candidate's business experience, specific expertise, strength of character, judgment, and factors relating to the current composition of the Board (including its size and structure and the diversity of its membership, including gender, ethnicity and age). The Committee, as well as the full Board, understands that our long-term future depends on broadening our diversity in the boardroom and among the senior management team. To assess this, the Committee and the Board anticipate that future nominees will reflect the skills, experience and diversity needed to drive the business going forward.

Other than for compliance with the procedures set forth in the By-Laws, there is no difference in the manner in which the Corporate Governance/Nominating Committee evaluates nominees for Director based on whether the nominee is recommended by a shareholder. At such times as may be appropriate, the Corporate Governance/Nominating Committee will lead the search for individuals qualified to become members of the Board, seeking candidates to broaden the diversity of our Board. The Committee has authority to engage search firms to identify candidates for nomination to the Board.

Legal Committee.

The Legal Committee met ten times during 2021. The Legal Committee consists of Mr. Buchwald, who serves as Chairman, Mr. Blackford, Mr. Siegel and Ms. Mizel. Other than Ms. Mizel, a non-employee director, all Legal Committee members are independent members of the Board of Directors. The Legal Committee provides oversight and review of significant legal affairs of the Company, and it has been active in reviewing legal issues affecting the Company's business with the Company's counsel. The organization, functions and responsibilities of the Legal Committee are described in the committee's charter, which is posted in the investor relations section of the Company's website, www.mdcholdings.com.

Committee Charters.

The Board of Directors has adopted a charter for the Audit Committee, designed to comply with the applicable requirements of the NYSE listing standards and SEC regulations. The Board of Directors also has adopted charters for the Compensation Committee and the Corporate Governance/Nominating Committee, designed to comply with the applicable requirements of the NYSE listing standards, and a charter for the Legal Committee. These charters are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

Corporate Governance Guidelines.

Upon the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors adopted a set of corporate governance guidelines to implement requirements of the NYSE. These guidelines, as amended, are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

As described in the guidelines, the Compensation Committee considers management succession planning as part of its annual CEO evaluation process. The Compensation Committee then reports on succession planning to the Corporate Governance/Nominating Committee.

Regularly Scheduled Executive Sessions of Independent Non-Management Directors.

The Company's corporate governance guidelines provide for the independent Directors to meet at regularly scheduled executive sessions without management present. The Lead Director presides at the executive sessions. In 2021, five executive sessions were held.

Corporate Code of Conduct.

For many years, the Company has had in place a Corporate Code of Conduct designed to provide that all persons associated with the Company, including employees, officers and Directors, follow the Company's compliance program and legal and ethical obligations and conduct themselves accordingly. The Company’s employees, officers and Directors receive annual training on the Corporate Code of Conduct. In 2021, all officers, directors and employees (other than those on leave of absence) participated in the annual training. Upon returning from a leave of absence, employees, officers and Directors are required to be current on their Corporate Code of Conduct training.

The Corporate Code of Conduct includes, among other things, a code of ethics for senior financial officers and Audit Committee complaint procedures, as required by the Sarbanes-Oxley Act and SEC regulations. The Corporate Code of Conduct, the code of ethics for senior financial officers and the Audit Committee complaint procedures for handling confidential complaints regarding accounting or auditing matters are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

Asset Management Committee.

The Company has in place four Asset Management Committees (each "AMC"), three for reviewing real estate transactions and one for reviewing corporate transactions. Each real estate AMC is comprised of our Chief Executive Officer, Chief Financial Officer and one of our other corporate officers, with the corporate AMC comprised of our Chief Executive Officer and Chief Financial Officer. Each AMC generally meets weekly to review all proposed real estate transactions and other proposed non-real estate transactions at or above certain thresholds. Transactions that exceed certain thresholds also are reviewed by an executive committee of senior officers and the Board of Directors.

Communications with the Board of Directors.

Shareholders and other interested parties may contact the outside Directors and the Board of Directors by sending communications directly to any of the following persons:

(1)Herbert T. Buchwald, Lead Director, P.O. Box 24649, Denver, CO 80224, Fax Number: (303) 355-2240.
(2)Paris G. Reece III, Chairman, Audit Committee, 4350 S. Monaco Street, Denver, CO 80237, Fax Number: (303) 660-3631.
(3)David Siegel, Chairman, Corporate Governance/Nominating Committee, 4350 S. Monaco Street, Denver CO 80237

Any communications that come within the purview of a Board committee and/or the Board will be forwarded to the committee chair and the Lead Director, as applicable.

Equity Ownership Guidelines for Non-Employee Directors.

In order to strengthen the financial alignment of the Company's Directors with the interests of the Company's shareholders, the Corporate Governance/Nominating Committee and the Board of Directors have established Equity Ownership Guidelines for Directors who are not employees of the Company. Under these guidelines, each Director is encouraged to acquire and maintain ownership of common stock with an acquisition value, measured at the time of acquisition, of not less than ten times the annual amount of the retainer paid for serving on the Board of Directors determined as of the time the Director joins the Board. The annual amount of the retainer currently is $60,000 resulting in a current stock ownership goal of $600,000 for new Directors. The Directors who have not yet achieved the goal have agreed to retain 100% of the shares they acquire through restricted stock awards and the future exercise of stock options, net of taxes and any option exercise price, up to the number of shares necessary to achieve the goal.

2021 DIRECTOR COMPENSATION

We believe that effective oversight and corporate governance begins with a diverse, highly skilled and intensely engaged Board of Directors. We are proud to report that our Board continues to be more diverse, skilled and engaged than ever. In 2021, all of the directors attended 100% of their Board and committee meetings.

The Board is comprised of:

•Ten directors with wide-ranging financial, senior business management and/or operational expertise;
•Seven directors with extensive real estate and/or homebuilding industry experience;
•Five directors substantially engaged in community and national philanthropy in support of health, safety, social issues and general welfare; and
•Two highly qualified female directors who have joined the Board over the last five years.

Our Board takes its responsibility very seriously in providing intensive oversight, risk management and guidance for senior management. As a result, we have established multiple mechanisms to facilitate frequent communication by the independent directors with senior management including:

•Comprehensive monthly meetings of the Board of Directors, Audit Committee and Legal Committee;
•Robust leadership and involvement of an independent Lead Director;
•Thorough oversight of operations, risk-management and business strategy, including over $1.30 billion in land acquisitions in 2021, a $4.30 billion backlog of homes, a mortgage company providing $2.62 billion of financing, as well as several insurance subsidiaries;
•Significant shareholder engagement with nearly 55% (by shares held) of the non-affiliated investors.

Our directors participate in our year-round shareholder engagement program that maintains transparency and solicits feedback.
60%	Outreach to investors holding over 60% of non-affiliated shares, offering the opportunity to meet
•Our independent directors participate in our shareholder engagements to solicit feedback directly from our investors.
•Additionally, this ongoing dialogue provides an opportunity for shareholders to understand the process behind our strategy for increasing long-term shareholder value, governance practices and executive compensation design.
•Our independent Lead Director primarily drives Board involvement in shareholder engagement. Feedback is then relayed to our entire Board and the management team.
•The feedback is considered in establishing our governance practices and executive compensation design.

55%	Engaged with investors holding nearly 55% of non-affiliated shares
100%	All engagements were led by independent directors

Compensation Structure

The compensation program for the non-employee members of the Board of Directors is comprised of two elements:

(i) a monthly cash fee consisting of a proportionate payment of an annual retainer and specified fees for attendance at various monthly meetings, and (ii) stock options or their equivalent value in the form of restricted stock (Equity Benefit). The Lead Director earns an annual cash retainer payable monthly and the Equity Benefit and does not receive attendance fees.

•The cash element of the Directors' annual compensation (including the Lead Director retainer) was last adjusted nine years ago and has not been modified.
•The Equity Benefit increased to 33,067 option shares, in accordance with the shareholder approved equity plan, as a result of a series of stock dividends, culminating in the 8% stock dividend in March 2021. With the exception of adjustments to reflect the issuance of corporate stock dividends, the Equity Benefit has remained the same for over twenty years.
•Each Director has the choice to receive the stock options or a restricted stock award of equivalent value. The value of the stock option and its equivalence is computed in accordance with FASB ASC Topic 718.

The compensation program has served the shareholders well over the years in attracting and retaining exceptionally dedicated Board members, whose benefits are closely aligned with the long-term interests of the shareholders. All of the independent Directors have agreed to retain 100% of the shares they acquire through restricted stock awards and the future exercise of stock options, net of taxes and any option exercise price, up to the number of shares necessary to achieve a goal of 10 times their annual retainer as of the time the Director joined the Board (presently $600,000).

2021 Compensation

Director compensation for 2021 was paid in accordance with the in-place structure outlined above. The 2021 valuation of the options, in accordance with FASB ASC Topic 718, continued to be impacted by the extraordinary volatility in the market of the underlying shares (due to COVID-19 and related factors) as well as a 19% year-over-year increase in the underlying share price on the date of grant. These factors resulted in the high valuation and expense required to be reported by the Company.

The following table sets forth information regarding the compensation of the Company's Non-Employee Directors for the fiscal year ended December 31, 2021. The two Directors (Messrs. Mizel and Mandarich) who are executive officers receive no compensation for serving as Directors in addition to the compensation received as executive officers.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1,2,3]	All Other Compensation ($)		Total ($)
Raymond T. Baker	$123,500	$484,747	N/A		$608,247
Michael Berman	$156,000	$484,747	N/A		$640,747
David E. Blackford	$137,500	$484,732	N/A		$622,232
Herbert T. Buchwald	$390,000	$484,732	$—	[4]	$874,732
Leslie B. Fox [5]	$91,000	$—	$160,000	[6]	$251,000
Courtney L. Mizel	$120,000	$484,732	N/A		$604,732
Paris G. Reece III	$147,000	$484,732	N/A		$631,732
David Siegel	$152,500	$484,732	N/A		$637,232

1 Each Non-Employee Director was entitled to a vested option to purchase 33,067 shares of common stock or 9,091 shares of restricted stock on August 1, 2021. The dollar amount shown for each Director is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  For details on the assumptions used to calculate the fair value of options, see Note 21 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. The annual Black-Scholes-Merton calculation for the value of the stock options was performed by AON Equity Services, an independent statistical analyst firm.

2 The Company does not experience any actual cash cost of the award but is required to report the value of the “benefit conferred" to the directors as an expense. The result of the award of restricted stock in lieu of stock options reduces the dilution to shareholders of the Company by approximately 73% in the event options were awarded and exercised.

3 As of December 31, 2021, Messrs. Baker and Berman had outstanding option grants of 69,727 and 7,500 shares, respectively. Ms. Mizel and Messrs. Blackford, Buchwald, Reece and Siegel each had unvested restricted stock awards of 9,091 shares and Messrs. Baker and Berman each had unvested restricted stock awards of 7,029 shares.

4 The incremental costs of non-business use of the Company's aircraft are calculated as the total variable operating costs directly associated with non-business trips, which include fuel, pilot travel related costs, catering, landing fees, flight communications and trip-related maintenance (the “Incremental Cost”). For the use of the aircraft in 2021, Mr. Buchwald reimbursed the Company $12,998 for the Incremental Cost to the Company.

5 Ms. Fox resigned as a director effective August 31, 2021.

6 In connection with Ms. Fox's resignation, Ms. Fox and the Company entered into a one-year consulting agreement (the “Consulting Agreement”) effective September 1, 2021. The Consulting Agreement provides for monthly payments of $40,000 during its term.

During 2021, each Non-Employee Director (excluding the Lead Director) earned a retainer in the amount of $5,000 per month and the amount of $3,000 for each Board meeting attended. Committee members (excluding the Lead Director) earned $3,000 for each Audit Committee meeting attended and $2,500 for each Compensation and/or Corporate Governance/Nominating Committee meeting attended. The members of the Legal Committee (also excluding the Lead Director) earned a retainer in the amount of $2,000 per month. In addition, the chairmen of the Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee each received a retainer in the amount of $1,250 per month. Mr. Berman received a retainer of $2,000 per month for his service as a director on the Board of HomeAmerican Mortgage Corporation, which conducted four meetings during the year. The Lead Director earned $32,500 per month for performance of the duties and responsibilities established by the Board and his leadership as a member on all of the committees. Each Director is also reimbursed for expenses related to their attendance at Board and committee meetings. For the health and safety of the Company's lead director, Mr. Buchwald, the independent directors approved his use of the Company's aircraft (when not otherwise used by Company employees) on a limited basis with his reimbursement to the Company consistent with the Company's policy for its executive officers' use of the aircraft (the Incremental Cost).

Pursuant to the M.D.C. Holdings, Inc. 2020 Equity Plan for Non-Employee Directors, approved by the shareholders at the annual meeting on April 20, 2020, each Non-Employee Director obtained an Equity Benefit in the form of a vested option to purchase 33,067 shares of common stock (adjusted for the stock dividend in March 2021). The stock options are not exercisable until six months after the date of the grant. In lieu of acceptance of the stock option, each Non-Employee Director has the opportunity to elect, in advance and instead of the option grant, to receive an award of restricted stock in an amount valued at the equivalent reportable expense to the Company of the option grant. The restricted stock awards vest on March 1st of the following year.

Market Review

Our Board reviews Director compensation annually in collaboration with the Compensation Committee and the Committee's compensation consultant with reference to comparable individual and peer group director fees and prevailing market practices. The Board takes into consideration a number of specific factors attributable to the Directors’ service on the Board, including the Company’s higher-than-usual frequency of Board, Audit and Legal Committee meetings (the Board, Audit and Legal Committee meetings are generally conducted on a regular monthly basis, Corporate Governance/Nominating and Compensation Committee meetings are held periodically, as required, with interim communications arising, as necessary) and the extraordinary level of engagement of our Non-Employee Directors. The Board believes that our Non-Employee Director compensation (1) should be competitive with companies in our Peer Group, taking into account (i) the value of their seasoned experience and expertise and (ii) the comparative level of engagement and time commitment to prepare for and attend monthly Board meetings, and (2) should include a combination of cash and equity-based compensation that align their interests with our shareholders.

PEO PAY RATIO DISCLOSURE

Pursuant to SEC rules, to determine our median employee, we used W-2 compensation for our entire employee population, all of whom are located within the United States. As of December 31, 2021, we identified our median employee (excluding our Executive Chairman, who is our principal executive officer, from the calculation). For the fiscal year ended December 31, 2021, we calculated that median employee’s total compensation using the same methodology that we used to calculate the total compensation for our Executive Chairman. The 2021 annual total compensation of the median employee and our Executive Chairman, respectively, were $89,800 and $19,950,256. The ratio of the 2021 annual total compensation for our Executive Chairman to that of our median employee was 222 to 1.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company believes that its compensation policies and practices for its employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the Compensation Committee during 2021: Raymond T. Baker and Herbert T. Buchwald. None of the Committee members were, during the last fiscal year, officers or employees of the Company, none were formerly officers of the Company and none had a material interest in a "related person" transaction since the beginning of 2021. During 2021, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed to be "filed" with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm, Ernst & Young LLP ("independent auditors"), is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee generally meets monthly, or more often as necessary, to fulfill its responsibility to monitor and oversee these processes, as described in the Audit Committee Charter.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2021 with the Company's management, the independent auditors and the Company's internal audit department. The Audit Committee has discussed with the independent auditors the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding independent auditors’ communications with audit committees concerning independence, and has discussed with the independent auditors their independence status.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

AUDIT COMMITTEE Paris G. Reece III, Chairman Michael A. Berman Herbert T. Buchwald

TRANSACTIONS WITH RELATED PERSONS

The Company leases its headquarters office space at 4350 S. Monaco Street, Denver, CO 80237. Approximately 5,437 square feet in the Company's office building at 4350 S. Monaco Street is subleased by an entity affiliated with Mr. Mizel, for which it paid rent in 2021 to the Company of $156,459.

During 2021, the Company paid a firm owned by Carol Mizel, Mr. Mizel's spouse, $120,000 for consulting services in connection with corporate and consumer marketing, merchandising, design work, human resources development, product development, and such other matters as were requested by the Company's senior management. The firm, Mizel Design and Decorating Company, provided these services under an Independent Contractor Agreement with the Company, dated as of January 1, 2005. The Company also provides Ms. Mizel with office space in the Company's office building at 4350 S. Monaco Street, which has an estimated annual rental value of approximately $7,500.

As noted above under Election of Directors, Director Courtney L. Mizel is the daughter of the Company’s Executive Chairman, Larry A. Mizel.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

Our policies require that full information be disclosed regarding transactions with related persons, without mandating how such transactions are to be addressed, so that they may be considered on their own merits. Specifically, our Corporate Code of Conduct, in addressing conflicts of interest, notes that personal interests of our employees and Directors and their family members could come into conflict, or create the appearance of a conflict, with the Company's interest. Accordingly, the Code of Conduct requires all employees (including our executive officers) and our Directors to immediately report conflicts of interest or transactions that could create the appearance of a conflict of interest. These reports are to be made immediately to a Company compliance officer (as identified in the Code of Conduct), the Company's Asset Management Committees, or, for members of the Company's Board of Directors, to the Audit Committee, for a determination as to compliance with the Code of Conduct.

In addition, the Audit Committee's charter provides for the Committee to be informed of any proposed related party transactions so that the Committee can review the proposed transaction.. In support of this and the Company's SEC reporting requirements, the following written procedure has been adopted. Specifically, the executive officers and Directors are to inform the Committee of any potential related party transactions and, each quarter, are to attest to the existence of any related party transactions. The Company's legal department reports on a monthly basis to the Audit Committee any new related party transactions between the Company (or any of its subsidiaries) and any of the executive officers and Directors, including any of their family members. Also, our CFO reports on a monthly basis to the Audit Committee as to the best of the CFO’s, Executive Chairman's and CEO’s knowledge, whether or not any related party transactions have occurred.

DELINQUENT SECTION 16(a) REPORTS

The Company's executive officers and Directors and certain beneficial owners of more than ten percent of the Company's common stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of common stock of the Company with the SEC. Based solely upon a review of the reports filed electronically with the SEC and, in certain cases, written representations, the Company believes that during the year ended December 31, 2021, all such reports were filed on a timely basis, except for one Form 4 report filed one day late for Director Blackford with respect to one transaction where the brokerage firm did not provide information on a timely basis.

PROPOSAL THREE	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the selection, oversight, retention and termination of our independent auditors. The Audit Committee has selected Ernst & Young LLP, a registered public accounting firm, as our independent auditors for 2022. The Audit Committee and the Board seek shareholder ratification of this selection. The Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the fiscal year.

The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

A summary of the fees of Ernst & Young LLP for the years ended December 31, 2021 and 2020 are set forth below:

	2021	2020
Audit Fees [1]	$1,339,770	$1,458,435
Audit-Related Fees	—	—
Tax Fees [2]	1,893	—
All Other Fees [3]	2,029	880
Total Fees	$1,343,692	$1,459,315

1 Consists of fees and expenses for the audit of consolidated financial statements, PCAOB AS 4105 interim reviews, the audit of internal control over financial reporting and services rendered in connection with statutory and regulatory filings (includes the audit of HomeAmerican Mortgage Corporation). In addition, the fees include services rendered in connection with the issuance of consents and services rendered in connection with the offering of senior notes.

2 Consists of fees and expenses for miscellaneous tax consulting services.

3 Consists of fees for access to Ernst & Young LLP online resources.

Audit Committee Pre-Approval Procedures

Under the procedures established by the Audit Committee, all audit services and all non-audit services by the Company's auditors are to be pre-approved by the Audit Committee, subject to the de minimis exception provided under Section 202 of the Sarbanes-Oxley Act of 2002. In certain cases, pre-approval is provided by the committee for up to a year as to particular categories of services, subject to a specific budget. The Committee also has delegated to each of its members the authority to grant pre-approvals, such pre-approvals to be presented to the full Committee at the next scheduled meeting. For 2021 and 2020, all of the fees included under the headings "Audit-Related Fees," "Tax Fees" and "All Other Fees" above were pre-approved by the Audit Committee.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than the proposals set forth above. If you grant a proxy, each of the persons named as proxy holder, Rebecca B. Givens and Joseph H. Fretz, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for Director, the proxy holder may vote your proxy for such other candidate or candidates nominated by our Board.

SHAREHOLDER PROPOSALS

Any proposal a shareholder desires to present at the 2023 Annual Meeting of Shareholders and to have included in the Company's proxy soliciting materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received in writing by the Secretary of the Company not later than Friday, November 4, 2022.  However, if the date of the 2023 Annual Meeting changes by more than 30 days from the date of the 2022 Meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials as the Company shall inform the shareholders.

For shareholder proposals submitted outside the Rule 14a-8 process, the Company's By-Laws provide that only business properly brought before a meeting will be conducted. For business to be properly brought before a meeting by a shareholder, the shareholder must give timely notice thereof in writing to the Secretary of the Company. To be timely, the notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; however, in the event that less than 75 days' notice or prior public disclosure of the date of such meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business.

If notice of a proposal is not submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by the dates described above, then the proposal will be deemed untimely under Rule 14a-4 of the Securities Exchange Act of 1934 and the persons appointed as the Company's proxies will have the right to exercise discretionary voting authority with respect to the proposal.

INCORPORATION BY REFERENCE

The Company hereby incorporates by reference into this Proxy Statement Note 21 (Stock Based Compensation) to the Consolidated Financial Statements from Item 8 of its annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on February 1, 2022.

BY THE ORDER OF THE BOARD OF DIRECTORS,

Larry A. Mizel
Executive Chairman

M.D.C. HOLDINGS, INC.
4350 S. MONACO ST., SUITE 500
DENVER, CO 80237

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/24/2022 for shares held directly and by 11:59 P.M. ET on 04/20/2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MDC2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/24/2022 for shares held directly and by 11:59 P.M. ET on 04/20/2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Michael A. Berman 02) Herbert T. Buchwald 03) Larry A. Mizel 04) Janice Sinden

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To approve an advisory proposal regarding the compensation of the Company's named executive officers (Say on Pay).	☐	☐	☐
3. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2022 fiscal year.	☐	☐	☐

NOTE: To vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If signing as attorney, executor, administrator, trustee or guardian, please include your full title and authority. Corporate proxies should provide the full name of the corporation and title of the authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000529225_1 R1.0.0.24

M.D.C. HOLDINGS, INC.
VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

MONDAY, APRIL 25, 2022
10:00 AM MOUNTAIN TIME

www.virtualshareholdermeeting.com/MDC2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

M.D.C. HOLDINGS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
PROXY FOR VIRTUAL ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2022

The undersigned hereby appoints REBECCA B. GIVENS and JOSEPH H. FRETZ, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 2022 Annual Meeting of Shareholders to be held virtually and any adjournments or postponements thereof (the "Meeting") and to vote as designated on the reverse side of this card, all the shares of Common Stock of M.D.C. HOLDINGS, INC. that the undersigned is entitled to vote. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. **In their discretion, the proxy holders are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.**

Please specify your choice by clearly marking the appropriate box. Unless otherwise specified, this proxy will be voted "FOR" each of the Director Nominees and "FOR" Proposals 2 and 3.

Continued and to be signed and dated on the other side

0000529225_2 R1.0.0.24